Exhibit 99.1

PROVINCE OF MANITOBA

ECONOMIC AND FISCAL OUTLOOK

MARCH 8, 2016

Available in alternate formats, upon request.

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CONTENTS

Introduction	1

ECONOMIC REVIEW AND OUTLOOK	3
Overview	5
International Economic Developments	6
Canadian Economic Developments	7
Manitoba Economy	8
Manitoba Outlook	15
Manitoba Outlook at a Glance	16
Manitoba Finance Survey of Economic Forecasts	17
Manitoba Economic Statistics	18

FISCAL REVIEW AND OUTLOOK	21
Overview	23
Third Quarter Projection	24
Financial Management Strategy	25
Improving Accountability	26
Finding the Right Balance	28
Managing Sustainable Growth in Services	29
Investing in a Stronger Future	31
Filling the Jobs of Tomorrow	33
Fair and Inclusive Growth	34

APPENDIX I: THIRD QUARTERLY FINANCIAL REPORT	37

APPENDIX II: SUPPLEMENTARY FINANCIAL INFORMATION	49

APPENDIX III: TAXATION ADJUSTMENTS	55

BACKGROUNDER A: INTERJURISDICTIONAL COMPARISON OF TAXES, TAX REDUCTIONS, AND COSTS FOR FAMILIES AND BUSINESSES	A1

BACKGROUNDER B: UPDATE ON FISCAL ARRANGEMENTS	B1

BACKGROUNDER C: REDUCING POVERTY AND PROMOTING SOCIAL INCLUSION	C1

BACKGROUNDER D: BUILDING A STRONGER MANITOBA – AN EXTENSION OF MANITOBA’S CORE INFRASTRUCTURE PLAN	D1

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■  INTRODUCTION

Budget 2015 provided the financial overview of the Government Reporting Entity, which includes core government and Crown organizations, government business entities and public sector organizations such as regional health authorities, school divisions, universities and colleges.

This Economic and Fiscal Outlook provides an overview of the current economic environment and outlook, and outlines the government’s medium-term financial plan and longer-term objectives.

This report includes an updated fiscal forecast for the year ending March 31, 2016. It also provides information related to projected expenditures for the 2016/17 fiscal year, in comparison to the projection to the end of the year and Budget 2015.

Appendices have been included to provide additional fiscal information.

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ECONOMIC REVIEW AND OUTLOOK

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■  OVERVIEW

Ongoing deceleration of economic growth in emerging markets, low commodity prices and slower economic growth in North America through the first half of 2015, have lowered expectations for a solid global recovery in the short term. This is reflected in several downgrades to the short-term economic outlook for many jurisdictions around the world.

Given these developments, economic forecasts for Canada and Manitoba have been revised. Statistics Canada shows Canadian real GDP slowing to 1.2% growth in 2015, compared to a 2.1% forecast in April 2015. For 2016, growth is anticipated to be 1.9% and expected to expand to 2.3% in 2017, according to Manitoba Finance Survey of Economic Forecasts.

The revision to Manitoba’s outlook is somewhat smaller, with real GDP growth now expected at 2.0% in 2015, down from 2.5% reported in the previously published Budget 2015. The expectation for 2016 growth is unchanged at 2.3% and a new forecast for 2017 is 2.4% real GDP growth.

Manitoba’s nominal GDP forecast is revised down from 3.8% in Budget 2015 to 3.1% for 2015, and down from 4.6% to 3.9% for 2016.

Reflecting slower growth in some of Manitoba’s international and interprovincial markets, and lower production in oil extraction, several key economic indicators show moderating growth in 2015. These conditions have tempered growth in manufacturing, wholesale trade and export sales. Although still at high levels, construction of new residential properties slowed after a near record-setting pace in 2012. Manitoba is also averaging a relatively low unemployment rate and strong population growth.

With economic growth prospects progressively lowered for the global economy, the risks for the outlook are tilted to the downside. Recent economic indicators show slower than anticipated growth in global demand for goods and services. Uncertainties about short-term growth in advanced and emerging markets, including China, elevate concerns for further downward revisions to the global outlook in 2016.

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■  INTERNATIONAL ECONOMIC DEVELOPMENTS

Seven years into the post-Great Recession recovery, the global economy continues to struggle to gain traction. Growth in advanced economies is low and uneven. Emerging and developing economies, which account for nearly 70% of global growth, continue to decelerate. Many of the issues that adversely affected global growth in 2015 – slowdown in China and other emerging markets, sharp declines in commodity prices and financial market volatility – are likely to continue to exert downward pressure on growth in 2016. Lower commodity prices continue to stoke global deflationary concerns. Progress in structural reforms, which is key to longer-term sustainable growth, remains slow in many countries. Furthermore, the inability of monetary policy to stimulate aggregate demand is becoming increasingly apparent in many nations.

Reflecting the aforementioned challenges, the International Monetary Fund (IMF) has downgraded its global economic forecast for 2016 and 2017. IMF currently projects the global economy will expand by 3.4% in 2016 and 3.6% in 2017, 0.2% lower for both years compared to its previous forecast. New projections indicate growth in advanced economies will be 0.1% lower in both 2016 and 2017. Downgrades for emerging and developing economies are larger. IMF expects emerging market growth to be 0.2% lower than its previous projection. IMF forecasts emerging markets to grow by 4.3% and 4.7% in 2016 and 2017, respectively.

The U.S. continues to grow at around its post-recession growth rate of 2.0-2.5%, which is well below historical average growth rates of 3.0-3.5%. U.S. labour markets have improved materially. However, wage gains remain low compared to previous business cycles and are likely to restrain consumer spending. Rising interest rates and heightened uncertainty are anticipated to curtail investment in the short term. Government spending made a small contribution to growth in 2015. U.S. exports have declined in the wake of a stronger dollar and waning global growth. Net exports are likely to detract further from U.S. growth should the aforementioned factors persist going forward. As with many economies around the world, price pressures remain muted in the U.S.

China’s growth is set to decelerate further, as the world’s second-largest economy transitions from investments and exports to services and consumption. An overheated housing market, high debt loads at the sub-sovereign level and problems in the shadow banking sector (includes the investment trust industry, pawn shops, guarantors and underground banks), continue to pose risks to China’s growth prospects and financial sector stability. The liberalization of Chinese equity and currency markets is also causing bouts of global financial

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market volatility. Chinese authorities have undertaken several rounds of fiscal and monetary policy stimulus to counteract the decline in the economy. Unlike several of their advanced economy counterparts, Chinese authorities still have ample policy options at their disposal to stimulate the economy should it weaken more than they anticipate.

While the euro area recovery is gaining traction, growth is low compared to historical norms and is widely divergent among the 19 members of the currency bloc. The Consumer Price Index (0.3% year-over-year) and core inflation (1.0% year-over-year) remain well below the European Central Bank’s (ECB) target. Unemployment remains elevated in many euro area nations. In spite of the ECB’s aggressive expansionary monetary policies, loans to the private sector continue to be extremely low and are especially so in some troubled peripheral euro area economies. Doubts about euro area nations’ ability to manage the recent influx of a large number of refugees adds an additional layer of uncertainty to the outlook.

Despite aggressive monetary and fiscal stimulus, growth in Japan has been low and uneven. Japan’s exports have fallen sharply in spite of a weaker yen, while stagnant wage gains dampen consumer spending. Unfavourable demographics and government debt, the largest in the world, are also likely to weigh negatively on future growth.

Growth in emerging markets, excluding China, is likely to be restrained in the short term. For many emerging market economies, China is the largest trade partner and source of growth. The slowdown in China is likely to present significant challenges to growth elsewhere. Low returns in U.S. fixed income markets due to several rounds of accommodative monetary policy by the Federal Reserve led to capital flow into emerging market assets. The recent increase in interest rates in the U.S. is currently reducing capital flows and is causing volatility in global financial markets, particularly in emerging markets.

■   CANADIAN ECONOMIC DEVELOPMENTS

Since the end of the Great Recession, the Canadian economy has grown, on average, by 2.3% annually. Growth, however, decelerated sharply in 2015 primarily due to the collapse in energy prices. Statistics Canada indicates 1.2% real GDP growth in 2015, the slowest since 2009. Economic forecasts surveyed by Manitoba Finance estimate that the Canadian economy will grow by 1.9% and 2.3% in 2016 and 2017, respectively. Their projection for nominal GDP is 4.1% in 2016 and 4.6% in 2017.

The challenges in the broader economy are reflected in labour markets. Employment grew by 144,400 in 2015, well below the historical average of 232,600. Almost two-thirds of the jobs created in 2015 (91,700 positions) were in the private sector, while the public sector added 52,700 positions. Self-employment increased by 34,500 jobs. The national unemployment rate remained unchanged at 6.9% in 2015. Economic forecasts surveyed by Manitoba Finance expect the unemployment rate to remain relatively steady in the medium term at 6.9% in 2016 and 6.7% in 2017.

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Reflecting a relatively weak labour market, wage gains remain moderate. The latest Bank of Canada (BoC) Business Outlook Survey’s intensity of labour shortages indicator is at a five-year low and points to low wage pressures in the medium term. Subdued wage gains, high consumer indebtedness and low consumer confidence suggest consumption is unlikely to be a significant factor in driving growth going forward.

The collapse of oil prices and BoC rate cuts have led to sharp depreciation of the dollar. Currently, the dollar is trading approximately 17% lower compared to last year. The pass-through effects of a weaker dollar have been a major contributor in boosting total inflation. According to BoC estimates, 0.9% to 1.1% of total inflation in the fourth quarter of 2015 was attributable to a weaker dollar. Core inflation, a better gauge of underlying price pressures in the economy, averaged 2.2% in 2015. The BoC estimates that risks to its inflation outlook are broadly balanced, indicating that it expects inflation in the medium term to be close to its target rate of 2.0%. The inflation projections of economic forecasts surveyed by Manitoba Finance are in line with BoC’s estimates.

                                                             A weaker exchange rate and the lack of meaningful pick up in demand are likely to restrain private sector investment. Capital spending in the resource sector is likely to subtract from growth in 2016 as well. The federal government has announced that it intends to unveil fiscal stimulus in its upcoming budget. Forecasters project fiscal stimulus will give an immediate boost to the Canadian economy. The medium- and longer-term impact on the Canadian economy will be dependent on the scale and scope of the federal government’s expenditures. The weak exchange rate and strengthening demand in the U.S. are anticipated to boost exports and overall economic growth.

■  MANITOBA ECONOMY

Since the Great Recession in 2009, Manitoba’s economy has posted, on average, real growth of 2.5% between 2010 and 2014. According to the latest available estimates from the Manitoba Bureau of Statistics, Manitoba’s economy grew by 2.1% in 2014. Economic forecasts surveyed by Manitoba Finance estimate the province grew by 2.0% in 2015. Projections for economic growth in 2016 and 2017 are 2.3% and 2.4%, respectively.

A review of major economic indicators shows mixed results in Manitoba through most of 2015. Manitoba’s labour force expanded by 12,000 new workers in 2015, while total employment increased by 9,700. The unemployment rate averaged 5.6% in 2015 and based on Manitoba Finance Survey of Economic Forecasts, the province’s unemployment rate is expected to fall in the next two years to 5.5% in 2016 and 5.3% in 2017.

Labour income has been growing at a modest pace with compensation of employees increasing by 3.3% in 2015 compared to 2014. Among industries, construction registered the greatest gains in income, rising 9.8% in 2015, while mining, oil and gas extraction posted the biggest decline (-6.3%).

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The Consumer Price Index (CPI) rose 1.2% in 2015 compared to 1.9% in 2014. The food sub-component (3.4%) contributed most to the increase in CPI, while transportation (gasoline) (-2.5%) contributed the least.

Retail sales grew 1.3% in 2015. Health and personal care stores saw the highest increase (14.3%) in sales in the period, while gasoline sales (-12.8%) saw the biggest declines.

Contributing to growth in 2015, exports to the U.S. increased by 4.6% and exports to the non-U.S. markets increased by 1.3%.

Latest available data indicate that the total value of building permits (-19.2%) and housing starts (-11.6%) declined in 2015 compared to their respective equivalent periods in 2014. Also, subtracting from economic growth in 2015, manufacturing shipments fell by 1.2% and farm cash receipts fell by 3.0% (in the first three quarters of 2015 vs. equivalent period in 2014).

Manitoba’s population grew by 1.1% in the 12 months ending October 1, 2015. International migration was the single biggest contributor to the increase in population, with a net inflow of 12,956 individuals. Natural increase (births minus deaths) totalled 5,785, while interprovincial out-migration totalled 7,257.

LABOUR MARKETS

For the past seven years, Manitoba’s labour market has been balanced, with the economy producing jobs at a similar rate to the overall increase in the labour force. This balance is reflected in a relatively stable unemployment rate within a narrow range of 5.6% to 5.2%. In 2015, the unemployment rate averaged 5.6%.

Total employment in Manitoba increased by 1.5% in 2015 and reached a record 636,200 jobs, a gain of 35,700 jobs since 2009 (the Great Recession).

The Manitoba economy generated 9,700 jobs in 2015 of which 8,700 were full-time positions. Private sector employment expanded by 5,000 jobs, or 1.1%, while public sector employment (employees in public administration at the federal, provincial, municipal, First Nations and other Aboriginal levels, as well as in Crown corporations and other government institutions, including health care and education) increased by 4,700 jobs or 2.9%.

Manitoba’s goods-producing sector added 500 jobs, while employment in the services-producing sector increased by 9,200 jobs in 2015. Among industries, health care and social assistance (2,900), educational services (2,800), and accommodation and food services (1,800) posted the biggest gains. A combined 1,700 positions were lost in retail and wholesale trade in 2015. Reflecting the slump in commodities, mining, quarrying, and oil and gas extraction sectors shed 1,200 jobs. Employment in the finance, insurance, real estate and leasing sectors fell by 1,100 jobs last year.

Based on the Manitoba Finance Survey of Economic Forecasts employment growth is forecast to remain positive over the medium term, growing by 1.0% in 2016 and increasing to 1.2% in 2017.

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MANUFACTURING

Manufacturing is the largest industrial sector in Manitoba, producing a diversified range of consumer and industrial goods.

The largest manufacturing industry is food manufacturing, which produces a broad range of non-durable consumer products such as processed meat and potato products, grain and oilseed milling, dairy products and industrial agricultural feed products. The second-largest manufacturing industry is transportation equipment, which comprises aerospace products and parts manufacturing, and intercity and transit bus manufacturing.

Other notable industries within manufacturing include: machinery, primary metals, chemicals, fabricated metal products and wood products.

Since a majority of Manitoba’s manufactured goods are exported, the combined global and Canadian economic slowdown, falling commodity prices and currency fluctuations limited sales in 2015.

Manitoba manufacturing sales slowed, decreasing by 1.2% to $17 billion, in 2015. Durable sales were up 0.4% and non-durable sales were down 3.0% in 2015.

Lower demand for agriculture implements, industrial and commercial equipment, reduced machinery equipment sales by 12.8%. Food product sales were also down by 10.5% in 2015.

Increasing demand for urban transit and intercity buses, along with growing global demand for passenger aircraft has supported the transportation equipment manufacturing sector, contributing to a 19.3% rise in transportation equipment sales in 2015.

Increased shipments of pharmaceutical products along with fertilizer and other basic chemicals increased chemical manufacturing sales by 11.7% to almost $1.4 billion in 2015.

The improving U.S. recovery and growing investment in residential structures led to a 15.8% increase in wood kitchen cabinet manufacturing last year and an 11.2% increase in furniture shipments. As a result, furniture and related product sales grew by 13.8% in 2015.

An improvement in demand from the U.S. is anticipated in 2016 as the Canadian currency depreciation is expected to attract more sales of Manitoba manufactured consumer and industrial products.

AGRICULTURE

Agriculture is an important contributor to the Manitoba economy. Crop and livestock agribusinesses produce a variety of commodities and have strong linkages to food manufacturing, transportation and warehousing, retail and wholesale trade, as well as finance, insurance and real estate.

In 2015, the primary agriculture sector directly represented 3.6% of the economy, but crop, livestock and processed food product sales represented 38.7% of total provincial exports. Marketed farm cash receipts were divided into 59% crops and 41% livestock.

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In 2014 (latest annual information available), crop, livestock and processed food product sales represented roughly 41.6% of total provincial exports and were worth $5.6 billion. Farm cash receipts were relatively evenly distributed between crop and livestock receipts, at 57% and 43%, respectively, and are well diversified within these major categories of production.

In the first three quarters of 2015, compared to the same period in 2014, total farm cash receipts decreased by 3.0% and are now valued at $4.4 billion. In the first three quarters of 2015, livestock receipts were down 4.8% and crop receipts were down 4.6%.

Cattle producers reported a 16.3% increase in cattle and calves cash receipts in the first three quarters of 2015, compared to the first three quarters of 2014, while hog producers have seen an 18.8% decline in receipts over the same period. The decline is due to lower prices as production jumped after the Porcine Epidemic Diarrhea virus was controlled.

In 2015, an early spring and favourable weather conditions allowed crop producers to increase seeded acreage. Growing conditions allowed for excellent quality and yields during harvest. Statistics Canada estimates that Manitoba production increased relative to 2014 in barley (59.5%), soybeans (25.5%), canola (13.8%), oats (13.5%) and wheat (11.1%).

The repeal of Country of Origin Labeling legislation, together with the signing of the Canada-Korea Free Trade Agreement and Trans-Pacific Partnership Agreement hold new opportunities for Manitoba’s crop and livestock producers, food processors and farm machinery manufacturers. This will support the growth and expansion of the provincial agricultural sector, agrifood industry and diversified agricultural manufacturing industries located throughout Manitoba.

RETAIL

While employment growth contributed to higher retail sales, the overall strength in retail sales in 2015 is clouded by the negative annual growth in gasoline sales, due to declining fuel prices. Excluding the gasoline sales segment from the total, retail sales growth in Manitoba is up 3.2% in 2015.

Total retail sales increased by 1.3% to $18.3 billion in 2015. Retail sales employment makes up 12% of provincial employment or about 68,000 jobs.

Gains were broad-based and retail sales rose on the strength of health and personal services (14.3%), motor vehicles (5.9%), sporting goods (5.6%), furniture store sales (5.5%), clothing (5.0%), department stores (3.7%), and hardware and building supplies sales (3.1%).

Sales declined in gasoline stations (-12.8%), food and beverage sales (-2.7%), and electronics and appliances (-1.6%). The three largest sectors (motor vehicle and parts dealers, food and beverage, and general and department stores) had combined growth of 2.2% in 2015. These sectors together make up 62.4% of all retail sales provincially.

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Motor vehicle sales and services represent 25.8% of all retail sales in Manitoba. In 2015, truck sales rose 4.2% (41,963 units), while car sales declined 9.6% in 2015 (15,846 units). Sales of trucks, including SUVs and minivans continue to gain market share, representing 72.6% of all new motor vehicles in Manitoba.

POPULATION

Manitoba’s population increased by almost 15,000 persons annually over the over the last five years. The largest contributor to Manitoba’s population growth over this period was net international immigration, averaging 13,000 persons annually. The net natural increase (birth less deaths) has been increasing due to rising birth rate through immigration and the echo boom generation.

Immigration and a higher birth rate have lowered Manitoba’s median population age to 37.7 years in 2015. Canada’s median age in 2015, in contrast, is 40.5 years.

In October 2015, Manitoba’s population was estimated at 1,298,591, a 1.1% increase or an annual gain of 13,992 persons. Canada’s increase over the same period was 0.9%. Net immigration added 12,956 persons in Manitoba, while net natural increase added 5,785 persons. Net interprovincial out-migration was 7,257 persons.

According to the Manitoba Finance Survey of Economic Forecasts, Manitoba’s population is expected to increase by 1.2% and by 1.1% in 2016 and 2017, respectively.

HOUSING

The construction sector’s importance to Manitoba’s economy has increased over the years. In the past decade, residential investment spending accounted for 4.6% of Manitoba’s economy, its share rose to 6.1% in 2014. The housing sector has played an important role, especially in the post-Great Recession period.

Many factors have underpinned the surge in housing activity in the early post-Great Recession years, including progressive increases in immigration, the echo boom generation entering the housing market, low mortgage rates and low vacancy rates.

As immigration levels stabilize, the housing market is settling from a near record-setting pace in 2012 and 2013. According to Canada Mortgage and Housing Corporation, the Manitoba economy will expect 5,600 new housing units in 2015 and 5,700 units in 2016.

The moderation in construction of new housing units has decreased overall capital investment in residential properties by 2.4% in the first nine months of 2015. Corresponding to the number of housing starts, investment in new dwellings is down by 15.9% as gains in double units and apartment units are offset by declines in row and single housing units. Spending on repair and renovation, which accounts for 47% of overall residential investments, increased by 13.1% in 2015.

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MINING AND OIL PRODUCTION

The mining and petroleum industries make up the second-largest primary resource industry of Manitoba’s economy. The principal metals produced in Manitoba are nickel, copper, zinc and gold. Industrial mining consists principally of sand and gravel, stone, peat moss and lime. Manitoba also produces light sour blend crude oil.

Manitoba’s production of nickel, zinc and cesium accounted for 11.9%, 23.6% and 100%, respectively, of the total Canadian output in 2014. The total value of production in the mining and oil sector (extraction sector) has declined in the recent past. The primary cause is the decline of commodity prices.

According to latest available data (2014), mining and oil production added nearly $3 billion to Manitoba’s economy. Oil production contributed about $1.6 billion, or 54% of the total extraction sector output in 2014. Total oil production in 2014 was 6.7% lower than in 2013 and may have declined further in 2015 as oil prices declined.

Metallic mining contributed $1.2 billion, or 39% of the total extraction sector output in 2014. As well, the total value of production of metals has declined from nearly $1.6 billion in 2011 to $1.2 billion in 2014. Non-metal mining (industrial minerals such as cesium, gypsum, etc.) contributed $214 million in 2014, or 7.1% of the extraction sector’s output.

The extraction sector employed 6,000 persons in 2014. Employment in the sector declined 17.1% in 2015. Capital investment is likely to have declined in 2015 as well. Responding to Statistics Canada’s Annual Capital and Repair Expenditures Survey (CAPEX), companies in the mining and oil and gas extraction sector reported that they intended to reduce capital investment by $229 million, or 23.3%, in 2015.

Emerging markets, notably China (the world’s second-largest economy), drove the global demand for commodities. China’s growth is anticipated to slow substantially in the future as it rebalances away from investment and exports, to consumption and services. For many emerging market economies, China is among the largest trade partner and source of growth. Therefore, emerging market growth will likely be impacted by the decelerating Chinese economy. Furthermore, global supply remains excessive for many commodities. Low prices reflect weak fundamentals in commodities. As a result, the outlook for the mining and oil production sector remains challenging.

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FOREIGN MERCHANDISE EXPORTS

Manitoba has a long history of exporting a significant share of its output. Over the longer term, increased globalization is likely to further open new markets and augment the importance of exports to the Manitoba economy.

Since 1995, Manitoba’s total exports have grown at a compounded annual growth rate of 4.8%, which is above the Canadian growth rate of 3.4%. Manitoba has been able to roughly maintain the same export growth rate in the post-Great Recession years.

One of Manitoba’s strengths is its balance in export destinations. Slightly over half of the province’s exports are destined for international markets, while the remainder reaches other Canadian provinces.

The U.S. is Manitoba’s largest international trade partner, accounting for 69% of international sales. The U.S. share has, however, diminished from 82% at the turn of the millennium. Diversifying away from the U.S. into other international markets strengthens the province’s ability to withstand adverse economic developments in the U.S.

Manitoba’s exports to non-U.S. markets have increased considerably over the past two decades. China has emerged as Manitoba’s second-largest trading partner, accounting for about 7% of exports in 2015. Trade between the two nations has increased to $1 billion at present. Japan is Manitoba’s third-largest export destination accounting for about 5% of all exports.

In 2015, Manitoba’s exports to the U.S. increased by 4.6%, while exports to China increased by 0.6%. Tempered by softer global demand, total foreign merchandise exports increased by 3.6% in 2015, compared to 6.9% in 2014 and 10.4% in 2013.

At 17.2% of GDP, Manitoba’s interprovincial exports are a key component of Manitoba’s diversified economy. Manitoba’s top three interprovincial export markets are Ontario, Alberta and Quebec.

The diversity of the Manitoba economy is reflected in its exports with no single export accounting for more than 25% of total exports. In 2015, some of the largest annual percent growth in exports were in chemicals (81.6%), plastic and rubber products (30.7%), furniture and related products (29.6%) and transportation equipment (24.2%).

There are both opportunities and challenges in 2016. The slowdown in China, emerging markets, and modest growth prospects in euro area and Japan are likely to limit export growth to these economies. Financial market volatility, especially in commodity markets, is likely to affect the terms of trade for Manitoba’s natural resource exports. The strengthening U.S. economy and the lower exchange rate are expected to help counterbalance the negative effects of a slower global economy.

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CAPITAL INVESTMENT

Capital investment is important for current and future economic prosperity, and its benefits are both immediate and long term. For one, capital investment replenishes depreciating assets. An immediate, direct impact is made on the economy when goods and services are purchased, and jobs are created.

Long-term benefits of capital spending are derived from the improvement of the productive capacity of the economy. Furthermore, capital spending can also affect consumer and business sentiment, as higher investment is seen as a vote of confidence about future economic prospects.

Inflation adjusted, private sector spending on non-residential capital projects has grown rapidly in Manitoba over the last five years, increasing by 8.7% annually. Capital investments in structures increased by 8.6% annually, while spending on machinery and equipment increased by 8.8% annually. Over the same period, capital spending from all levels of government increased by 4.8% annually.

After increasing by 16.5% in 2014, nominal investment spending on non-residential construction decreased by 2.3% in 2015. Capital investment in industrial properties fell by 32.3% in 2015, following sharp increases in 2011, 2012 and 2013. Investment in commercial properties, which accounts for over 57% of total spending, increased by 0.3%, while capital investment in institutional and governmental properties increased by 7.1% in 2015.

Recent strength in capital investment, particularly in machinery and equipment sales, and infrastructure contributed to productivity gains in the province. Over the last seven years, Manitoba’s growth in business productivity has been strong with agriculture, transportation and warehousing, and wholesale trade sectors showing the largest gains.

¢  MANITOBA OUTLOOK

The outlook for the global economy has weakened, with growth in both advanced and emerging economies expected to soften more than previously anticipated. The U.S. is expected to be the growth leader among major advanced economies, but is expected to grow more slowly than previously anticipated. The Chinese economy’s rebalancing away from its traditional drivers is causing growth to decelerate in China and elsewhere. Financial markets continue to be volatile amidst heightened uncertainty.

The Canadian economy slipped into a recession in the first half of 2015. Statistics Canada estimates the Canadian economy grew by 1.2% in 2015. Projections for Canadian economic growth in 2016 and 2017 are 1.9% and 2.3%, respectively.

Economic forecasts surveyed by Manitoba Finance estimate Manitoba grew by 2.0% in 2015. Projections for economic growth in 2016 and 2017 are 2.3% and 2.4%, respectively. The unemployment rate averaged 5.6% in 2015. Economic forecasts expect the province’s unemployment rate to fall in the next two years, and post 5.5% in 2016 and 5.3% in 2017. The Consumer Price Index (CPI) averaged a 1.2% increase in 2015, and is projected to increase by 2.1% in 2016 and 2017.

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¢  MANITOBA OUTLOOK AT A GLANCE

	2015	2016f	2017f

	(Per Cent Change Unless Noted)

Gross Domestic Product

Real	2.0	2.3	2.4

Nominal	3.1	3.9	4.7

Employment	1.5	1.0	1.2

Unemployment Rate (%)	5.6	5.5	5.3

Consumer Price Index	1.2	2.1	2.1

Population	1.0	1.2	1.1

f = Forecast

Sources: 2015 Statistics Canada and Manitoba Bureau of Statistics. 2016f-2017f Manitoba Finance Survey of Economic Forecasts.

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¢  MANITOBA FINANCE SURVEY OF ECONOMIC FORECASTS

      2015-2017f

Real GDP Growth Forecast (%)

	2015f	2016f	2017f

CA	1.2	1.9	2.3

NL	-1.7	-0.6	0.7

PE	1.3	1.3	1.5

NS	1.4	1.7	1.6

NB	1.0	1.2	1.4

QC	1.4	1.9	1.9

ON	2.0	2.4	2.3

MB	2.0	2.3	2.4

SK	-0.3	1.6	2.1

AB	-1.2	0.8	2.1

BC	2.5	2.7	2.6

Nominal GDP Growth Forecast (%)

	2015f	2016f	2017f

CA	0.9	4.1	4.6

NL	-7.7	2.2	3.6

PE	2.5	3.0	3.5

NS	2.5	3.6	3.8

NB	2.3	2.8	3.7

QC	2.8	3.8	4.1

ON	3.3	4.1	4.4

MB	3.1	3.9	4.7

SK	-3.8	3.8	4.9

AB	-7.3	3.8	5.4

BC	3.8	4.6	4.8

Unemployment Rate Forecast (%)

	2015	2016f	2017f

CA	6.9	6.9	6.7

NL	12.8	13.0	12.8

PE	10.4	10.3	10.1

NS	8.6	8.4	8.3

NB	9.8	9.6	9.5

QC	7.6	7.5	7.2

ON	6.8	6.6	6.4

MB	5.6	5.5	5.3

SK	5.0	5.2	5.0

AB	6.0	6.5	6.0

BC	6.2	6.0	5.9

Employment Growth Forecast (%)

	2015	2016f	2017f

CA	0.8	0.9	1.1

NL	-1.0	-0.6	0.2

PE	-1.1	0.6	0.7

NS	0.1	0.8	0.7

NB	-0.6	0.4	0.6

QC	0.9	0.9	1.0

ON	0.7	1.2	1.1

MB	1.5	1.0	1.2

SK	0.5	0.6	1.1

AB	1.2	0.2	1.3

BC	1.2	1.4	1.3

f = Forecast

Sources: Statistics Canada and

    Manitoba Finance Survey of Economic Forecasts

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¢  MANITOBA ECONOMIC STATISTICS

      2011-2015

	2011	2012	2013	2014	2015
		(Millions of Dollars)
POPULATION
July 1 (000’s)	1,234	1,250	1,265	1,280	1,293

GROSS DOMESTIC PRODUCT[1]
Nominal	56,343	59,802	62,082	64,173	66,162
Real (chained 2007 dollars)	54,183	55,665	57,175	58,400	59,568

SECTORS
Farm Cash Receipts	4,971	5,146	5,833	5,974	n/a
Crops	2,550	2,718	3,468	3,250	n/a
Livestock	1,920	1,934	1,993	2,494	n/a
Direct Payments	501	495	371	230	n/a
Manufacturing Shipments	16,153	16,333	16,742	17,200	17,001
Mining	3,188	3,005	3,071	3,026	n/a
Electric Power Sales	1,592	1,547	1,805	1,833	1,836
Export Sales	354	321	389	400	418
Housing Starts (no. of units)	6,083	7,242	7,465	6,220	5,501
Retail Trade	16,443	16,652	17,297	18,034	18,266
New Car Sales (no. of units)	48,546	52,236	56,275	57,783	57,809

FOREIGN EXPORTS
Total Exports	11,678	11,363	12,550	13,414	13,890
U.S.	7,096	7,655	8,407	9,061	9,480

LABOUR MARKET
Labour Force (000’s)	647.4	656.6	661.5	662.1	674.1
Employment (000’s)	611.7	621.6	625.8	626.5	636.2
Participation Rate (%)	68.9	68.9	68.6	67.8	68.3
Unemployment Rate (%)	5.5	5.3	5.4	5.4	5.6
Average Weekly Earnings ($)	801.33	822.99	827.52	862.87	878.98

INVESTMENT
Total	7,509	7,795	7,620	9,527	9,960
Private	4,353	4,388	4,331	4,766	4,542
Public	3,156	3,407	3,289	4,761	5,418

CONSUMER PRICE INDEX
(Index, 2002 = 100)	118.4	120.3	123.0	125.3	126.8

BANKRUPTCIES
Business	60	36	55	48	26
Farm	5	7	13	2	n/a
Personal	1,514	1,276	1,214	1,200	1,264

1 2015 Manitoba Finance Survey of Economic Forecasts

Sources: Statistics Canada, Manitoba Bureau of Statistics and Manitoba Finance.

Sums may not add due to rounding.

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2011	2012	2013	2014	2015
	(Annual Percentage Change)
					POPULATION
1.0	1.4	1.2	1.2	1.0	July 1 (000’s)

					GROSS DOMESTIC PRODUCT[1]
5.8	6.1	3.8	3.4	3.1	Nominal
2.8	2.7	2.7	2.1	2.0	Real (chained 2007 dollars)

					SECTORS
4.0	3.5	13.3	2.4	n/a	Farm Cash Receipts
-5.0	6.6	27.6	-6.3	n/a	Crops
9.9	0.7	3.1	25.1	n/a	Livestock
43.3	-1.2	-25.0	-37.9	n/a	Direct Payments
6.4	1.1	2.5	2.7	-1.2	Manufacturing Shipments
23.4	-5.7	2.2	-1.5	n/a	Mining
1.5	-2.8	16.7	1.6	0.1	Electric Power Sales
-13.6	-9.3	21.3	2.9	4.3	Export Sales
3.3	19.1	3.1	-16.7	-11.6	Housing Starts (no. of units)
4.3	1.3	3.9	4.3	1.3	Retail Trade
7.0	7.6	7.7	2.7	0.0	New Car Sales (no. of units)

					FOREIGN EXPORTS
14.1	-2.7	10.4	6.9	3.6	Total Exports
8.4	7.9	9.8	7.8	4.6	U.S.

					LABOUR MARKET
0.5	1.4	0.7	0.1	1.8	Labour Force (000’s)
0.4	1.6	0.7	0.1	1.5	Employment (000’s)
-	-	-	-	-	Participation Rate (%)
-	-	-	-	-	Unemployment Rate (%)
2.6	2.7	0.6	4.3	1.9	Average Weekly Earnings ($)

					INVESTMENT
-0.6	3.8	-2.3	25.0	4.5	Total
3.3	0.8	-1.3	10.0	-4.7	Private
-5.6	8.0	-3.5	44.8	13.8	Public

					CONSUMER PRICE INDEX
3.0	1.6	2.2	1.9	1.2	(Index, 2002 = 100)

					BANKRUPTCIES
-11.8	-40.0	52.8	-12.7	-45.8	Business
-16.7	40.0	85.7	-84.6	n/a	Farm
-24.1	-15.7	-4.9	-1.2	5.3	Personal

1 2015 Manitoba Finance Survey of Economic Forecasts

Sources: Statistics Canada, Manitoba Bureau of Statistics and Manitoba Finance.

Sums may not add due to rounding.

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FISCAL REVIEW AND OUTLOOK

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¢  OVERVIEW

The Financial Management Strategy (FMS) detailed in Budget 2015 presented an approach to restore balance to the province’s financial situation while protecting the services that Manitobans rely on. A key feature of this plan was the inclusion of measures to stimulate the economy and drive growth through strategic investments in both physical capital and human capital, reflected in stimulus spending to support jobs today and long-term opportunities flowing from education and training.

It has been widely accepted that the economic recovery has been slower than predicted. Provinces, including Manitoba, continue to be challenged to balance priorities: protecting core services and stimulating the economy while maintaining fiscal discipline during a time of limited revenue growth.

This Fiscal Review and Outlook includes an updated FMS, presenting core government medium-term fiscal projections that reflect the ongoing economic slow down. The updated 2015/16 forecast and 2016/17 projections for the Government Reporting Entity (GRE) include the core government and Crown organizations, government business entities and public sector organizations such as regional health authorities, school divisions, universities and colleges. Appendix II provides further details on both the summary GRE and core government projections.

It is recognized that there are risks and variables that government cannot control and are increasingly difficult to predict in an uncertain economic environment. The resulting volatility can have significant impacts on fiscal results, but the government remains committed to improving transparency and accountability and will modernize balanced budget legislation to recognize the new economic realities.

The outlook indicates stable growth in annual operating expenditures and net debt in the context of the growth in GDP and revenue. Projections include investment in innovative and preventative programs to slow the future growth of health-related expenditures, as well as the extension of the government’s core infrastructure commitment to invest $10 billion over eight years. Job growth resulting from infrastructure investment will be supported by skills training to enable the workforce required to fill these jobs. Tax relief and other supportive funding mechanisms will ensure that economic benefits driven from these investments will be more fairly and equitably distributed among all Manitobans.

Overall, this Fiscal Review and Outlook presents the fiscal impact of the current economic environment and of the continued strategic investment in stimulating the Manitoba economy and in ensuring core services are available to all Manitobans.

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¢  THIRD QUARTER PROJECTION

The effects of the continued economic uncertainty are visible in Manitoba. Since Budget 2015 and the release of the second Quarterly Financial Report, the economic outlook has weakened, and third quarter forecasts have worsened with a combination of deteriorating taxation revenues and increased pressures on front-line services.

At the end of the third quarter, the summary forecast for fiscal year 2015/16 is a net loss of $773 million, a negative variance of $351 million from the net loss of $422 million included in Budget 2015.

●

Core taxation revenues are down $148 million from budget, reflecting downward revisions in economic results and assumptions for the remainder of the fiscal year. The taxation revenue reductions are offset primarily by an unbudgeted increase of $112 million in federal revenues related to the recovery of 2014 flood expenditures, which are now anticipated to be received from Canada in 2015/16.

●

Core expenditures are forecast to be $162 million over budget at the end of the third quarter, primarily as a result of increased demands in front-line services, including supports for children and vulnerable persons ($57 million) and health care ($49 million). Other expenditure pressures include higher than anticipated costs related to this past summer’s 454 forest fires ($28 million) and the advancement of additional core infrastructure work that was possible due to favourable weather conditions ($12 million). The increased expenditures for core services and infrastructure investments are partially offset by expenditure reductions across several departments, as well as reduced debt servicing costs.

●

Projections for the consolidation impacts and Other Reporting Entities (ORE) indicate a projected net loss of $127 million, a negative variance of $126 million from budget, primarily as a result of lower projected incomes from the Government Business Enterprises.

The forecast for 2015/16 demonstrates the need for a renewed approach to continue investing to stimulate Manitoba’s economic growth while ensuring sustainable and effective core services.

Summary Forecast

For the Fiscal Year Ending March 31, 2016

UNAUDITED

	2015/16 Forecast			2015/16 Budget

	Core Government	Consolidation Impacts and ORE	Summary	Core Government	Consolidation Impacts and ORE	Summary	Summary Variance
	(Millions of Dollars)

Revenue	12,343	2,544	14,887	12,354	2,609	14,963	(76)

Expenditure	13,027	2,671	15,698	12,865	2,670	15,535	163

In-Year Adjustment/Lapse	(18)	(20)	(38)	(70)	(80)	(150)	112

Net Result	(666)	(107)	(773)	(441)	19	(422)	(351)

Fiscal Stabilization Account Transfer	20	(20)	-	20	(20)	-	-

Net Income/(Loss)	(646)	(127)	(773)	(421)	(1)	(422)	(351)

The full third Quarterly Financial Report, including detailed nine-month financial information, is presented in Appendix I.

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¢  FINANCIAL MANAGEMENT STRATEGY

Over the years, government has implemented a number of measures to ensure financial accountability and maintain fiscal discipline, including:

●	issuing summary financial statements as of March 31, 2005, compliant with standards set by the Public Sector Accounting Board (PSAB);

●	implementing summary budgeting and reporting in 2007/08 to present comprehensive information on the total cost of providing programs and services to Manitobans and how the GRE operates as a whole;

●	publishing an FMS as part of the annual budget and a report on outcomes within six months of the end of the fiscal year;

●	implementing summary quarterly financial reporting, consistent with PSAB as of 2009/10;

●	establishing a plan to reduce the unfunded pension liabilities;

●	funding the employer’s share of current service pension contributions for all employees; and

●	ensuring all capital investments are amortized and all related costs are included in annual appropriations for core government.

Both summary and core government reporting are important to provide transparency and accountability with respect to the province’s financial management. The FMS included in Budget 2015 described a core government balanced financial strategy, which focused on the revenues and expenses of the government departments that are under the direct control of the Legislative Assembly, where the day to day decisions are made that ultimately determine the success of the government’s strategies, plans and programs.

The core government fiscal strategy continues to focus on the protection of core government services, while maintaining a stable and affordable government and managing both expenditure growth and debt within the context of the economic environment. Over the last number of years, much has been done to stimulate the economy including the investment in strategic infrastructure. These efforts are projected to continue, along with investment in training to ensure that jobs created can be filled.

Maintaining stable and affordable government necessitates the management of growth in spending to meet increasing demands for quality services, but also ensuring sustainability over the longer term.

“At a time when there’s a lot of slack in the economy, it’s absolutely appropriate for the government to be spending more than they are taking in, to support the economy and because it’s a very good time to get things done.”

David Dodge, CBC Radio, Friday August 28, 2015

Keeping programs affordable is achieved by continuing to improve the way government operates and delivers services. Government has developed lean processes to deliver services in the most efficient way possible. Building on these successes, the continued review of delivery methods is important to keep costs down and to ensure sustainability in the future.

The economic recovery has been slower than predicted and continues to challenge provinces, including Manitoba, as well as the federal government. The core government outlook reflects the ongoing economic slow down. The return to a balanced fiscal situation in Manitoba is also anticipated to take longer than originally planned, relying heavily on the continued investment in infrastructure to stimulate the economy.

The core government outlook projects that revenue will rise by an average of 4.0% from 2015/16 to 2017/18, while expenditures are projected to increase by 3.2% during the same period.

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Core Government Outlook

	2015/16 Budget	2015/16 Forecast	2016/17 Projection	2017/18 Projection

	(Millions of Dollars)

Revenue	12,354	12,343	12,826	13,346

Expenditure	12,865	13,027	13,450	13,887

Year-End Adjustment/Lapse	(70)	(18)	(70)	(70)

Net Result	(441)	(666)	(554)	(471)

Fiscal Stabilization Account Transfer	20	20	15	10

Net Income/(Loss)	(421)	(646)	(539)	(461)

GOVERNMENT REPORTING ENTITY

Nine years ago, Manitoba enhanced its financial reporting by adding summary budgeting and reporting in order to present comprehensive information on the full nature of its financial affairs. The summary projection brings together the results for not just core government, but also the Government Business Enterprises (GBEs) such as Manitoba Hydro and Manitoba Public Insurance, health authorities, social service authorities, school divisions and many more entities controlled by the provincial government.

Details on the core and summary projections for 2016/17 are included in Appendix II.

¢  IMPROVING ACCOUNTABILITY

Balanced budget legislation was created to promote greater transparency and accountability around financial management by governments – a worthy goal then and now. However, economists and policy experts are increasingly calling for governments to recognize that maintaining sustainable economic growth over the long term is more important than short-term goals like balancing the operating budget in any given year.

Several factors affect the ability of governments generally to meet longer-term forecasts for revenues and expenditures. Risks and uncertainties from variables governments do not directly control include:

●	economic factors such as commodity prices, inflation, changes in population, personal incomes and retail sales;

●	adverse events or unusual weather patterns that can influence overall annual results;

●	outcomes from litigation, arbitration and negotiations with third parties;

●	changes in federal transfers;

●	utilization rates for government services such as health care, children and family services, or employment assistance;

●	exposure to interest rate fluctuations, foreign exchange rates and credit risk;

●	changes in Canadian and International accounting standards;

●	identification and quantification of environmental liabilities; and

●	volatility of results, including amounts consolidated from other reporting entities.

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These uncertainties can cause fluctuations in revenues and/or expenditures, with actual results being very different than those originally projected. The chart showing GDP growth under different scenarios illustrates how the impacts of those uncertainties are magnified as we project further into the future.

The Manitoba government’s long-standing commitment to accountable public reporting and to work toward a return to a balanced fiscal position remains as strong as ever. The federal government recently delivered an Economic Update that contained a commitment to run prudent deficits for a number of years in order to stimulate demand and support growth. This Outlook makes the same commitment to Manitobans. It shows the deficit decreasing in each year of the forecast, with the government’s goal being to return to balance at the same time as the Federal government, in 2020. In recognition of the new economic realities, Manitoba will modernize its balanced budget legislation, as other jurisdictions have already done, to protect economic stability and employment while global demand remains weak and forecasts volatile.

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¢  FINDING THE RIGHT BALANCE

The core government fiscal outlook recognizes the measures taken to ensure the affordability of programs and services within the context of the economic and revenue growth forecasts. The following projections are based on the economic and fiscal assumptions underlying the current medium-term outlook. Continued economic uncertainty and other variables outside of government’s control will have either positive or negative implications to the current plan.

In 2015/16, the forecast deficit to GDP for core government is projected to be (1.0)%. Over the next two years, this ratio is forecast to improve to (0.6)%, reflecting government’s efforts to slow expenditure growth and current projections for the medium-term economic growth. The summary deficit to GDP is projected to be (0.9)% in 2016/17.

An effective measure of appropriate spending is the comparison between total government spending and the size of the provincial economy, measured as a percentage of GDP. As the figures in the table below indicate, this measure is projected to remain stable for core government as well as the overall GRE.

Expenditure as Percent of GDP

	2013/14	2014/15	2015/16 Forecast	2016/17 Projection
	(Per Cent)

Core Program Expenditure	19.2	19.2	19.4	19.3
ORE Expenditure	3.0	3.2	3.1	3.1
Debt Servicing Costs	1.3	1.3	1.3	1.2
Total Expenditure	23.5	23.7	23.8	23.6

Manitoba continues to take advantage of historically low interest rates to support capital investment, which helps stimulate Manitoba’s economy while constructing assets that will provide services to Manitobans into the future. The cost of the assets is amortized over a set period that represents the useful life of the asset, as required by Generally Accepted Accounting Principles. The end result is increased infrastructure investment for Manitobans, accompanied by a fixed discipline for paying down the associated debt.

While investment in infrastructure will impact Manitoba’s net debt, the increase must be considered in relation to the economy, including the economic benefits resulting from the increased investment.

Manitoba is committed to stabilizing its net debt to GDP ratio over the medium term, with a longer-term view to decreasing this measure in line with overall economic recovery. The forecast for the net debt to GDP ratio in 2015/16 is 32.2%, and for 2016/17, net debt to GDP is projected to be 33.2%.

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Another key indicator of the province’s debt management capacity is the ability to pay off debt. Manitoba’s ratio of net debt to revenue continues to be stable.

The debt servicing cost as a percentage of revenue is projected to be 5.6 cents of every dollar of summary revenue collected in 2016/17.

¢  MANAGING SUSTAINABLE GROWTH IN       SERVICES

Maintaining a stable and affordable government means managing the growth in spending to meet increasing demands for quality services. Containing expenditure growth, specifically in the delivery of health programming, is fundamental in ensuring universal health care for Manitobans now and in the future. This objective is shared by all provincial and territorial governments in Canada, as health care costs account for a substantial portion of their budgets, with demographics suggesting continued cost pressures.

Manitoba has made significant investments in health care; annual expenditure increases have averaged 5.7% since 1999. For Manitoba’s commitment to universal and comprehensive health care to be sustained, action must be taken now to find on-going efficiencies which will allow government to control the future rate of increase, without compromising the delivery of appropriate, quality health care. Controlling the rate of growth is part of the plan for declining deficits in core government.

Over the past five years, Manitoba Health, Healthy Living and Seniors has worked with stakeholders in the health system to advance quality improvement initiatives that have freed up over $21 million for reinvestment elsewhere in the health system. Building on that foundation, Budget 2015 introduced a health sustainability initiative to address and manage the cost drivers by working in partnership with regional health authorities, to identify service delivery efficiencies and focus funding on programs that Manitobans need, resulting in the delivery of even better care.

An innovative way that the health care system is adapting to produce better outcomes while reducing unnecessary costs is the Choosing Wisely Manitoba campaign aimed at improving the appropriate use of diagnostic services. Diagnostic Services Manitoba and The George and Fay Yee Centre for Healthcare Innovation are working with local partners such as The Manitoba College of Family Physicians, Doctors Manitoba and The College of Physicians and Surgeons of Manitoba, to inform health care providers about areas where evidence overwhelmingly shows that a test, treatment or procedure provides no benefit to a patient. Improvements in appropriate and effective use of diagnostic services will improve health outcomes and patient and provider experiences, while also improving health system efficiencies and sustainability.

In addition to continuing to seek better, more efficient ways to deliver healthcare, a focus on health promotion and disease prevention is paramount to a sustainable future for the health-care system and social services. Health promotion engages and empowers individuals and communities to engage in healthy behaviours and make changes that reduce the risk of developing chronic diseases such as diabetes, arthritis, cancer, heart disease and stroke, kidney and lung disease, which are all major causes of illness, disability and death in Manitoba.

Creating supportive environments and changing lifestyle habits are effective ways to prevent chronic disease and improve the quality of life for Manitobans. The earlier prevention starts, the more options there are for prevention as chronic disease can take a long time to ‘set in’. Prevention is our best option for fighting chronic disease. For example, the World Cancer Research Fund International

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says that their analysis of global research shows “...about a third of the most common cancers are preventable through a nutritious diet, maintaining a healthy weight and regular physical activity”.1

In 2007, Manitoba formalized its long-time commitment to the healthy development of children and youth through the proclamation of The Healthy Child Manitoba Act, legislating the province’s long-term, government-wide approach to improve outcomes from pre-birth to adulthood through prevention and early intervention. A large and growing body of evidence has shown that the early years have a significant impact on brain development and child outcomes, as well as children’s chances of success later in life. Early adversity can have lifelong implications for children, while high-quality, positive family and community environments can stimulate healthy child development and promote long-term well-being.

Building strong early foundations leads to better relationships and mental health, greater high school graduation rates, success in post-secondary education and better jobs, less youth and adult crime, less social assistance and greater hope for the future. All of these benefit both individuals and society as a whole.

Studies have shown that part of the implementation of health promotion and prevention initiatives includes addressing issues such as:

●	cultural and social norms surrounding health behaviours;

●	poverty;

●	low health literacy;

●	linguistic and educational disparities; and

●	lack of access to healthy foods and physical activity options.

To further develop this area, Manitoba will create a dedicated fund to support increased investment in innovative, evidence-based prevention initiatives.

1	World Cancer Research Fund International. http://www.wcrf.org/int/research-we-fund/our-cancer-prevention-recommendations.web. 7 Mar 2016

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■  INVESTING IN A STRONGER FUTURE

The government announced an economic stimulus investment plan in November 2008 to fund key infrastructure projects across the province. Manitoba has also dedicated revenue raised through fuel taxes to fund infrastructure, participated in the national stimulus program that began in 2009 and, in 2011, committed to providing the equivalent of one-seventh of the provincial sales tax revenue to support investment in municipal infrastructure and public transit.

The government introduced a five-year, $5.5 billion core infrastructure plan in Budget 2014 to focus investments on roads, highways and bridges, flood protection and municipal infrastructure such as roads and clean water.

To meet these important infrastructure needs, the government has committed to investing more than the revenue raised from the additional point of PST introduced in 2013 into new investments in core infrastructure, over and above the existing base levels. In 2012/13, prior to the increase in the PST, the base level of investment in core infrastructure totaled $729 million.

The 2015 Throne Speech extended the province’s core infrastructure plan by three years and increased the spending commitment to a total of $10 billion. From 2014/15 to 2021/22 revenues associated with one-point of PST are estimated at $2.5 billion. As shown in the following table, core infrastructure investment is projected to exceed the government’s PST commitment by $993 million over eight years, prior to any potential federal government cost-sharing beyond 2017/18.

Details of the expanded plan are provided in Backgrounder D.

Core Infrastructure Plan

	Base	2013/14 Actual	2014/15 Actual	2015/16 Forecast	2016/17 Projection	2017/18 Projection	Future Years**	8 Year Total

			(Millions of Dollars)

Roads, Highways and Bridges	478	533	696	771	757	816	3,615	6,655
Flood Protection	21	78	64	61	55	80	585	845
Municipal Infrastructure*	230	256	277	285	288	305	1,345	2,500

Planned Investment	729	867	1,037	1,117	1,100	1,201	5,545	10,000

Base Funding Level		729	729	729	729	729	2,916	5,832
1 Point PST Commitment		190	275	284	295	307	1,337	2,498

Investment Commitment		919	1,004	1,013	1,024	1,036	4,253	8,330

Less: Federal Cost-sharing		(23)	(5)	(52)	(316)	(304)	-	(677)

Net Investment Over/(Under) Commitment								993

* Building Manitoba Fund net of transit operating grants

** The plan will be updated in future years to reflect federal cost-sharing

Government has committed to address under-investments in any year of the plan, as well as the 2013/14 fiscal year, by increasing investment in future years to meet the full infrastructure commitment. As such, the core infrastructure plan will be reviewed and rebased each year to recognize any variances in the PST revenues and investments.

In 2015/16, core infrastructure investment was budgeted to reach $1,080 million. The 2015/16 third quarter forecast is on track to exceed this budgeted level of investment by $37 million, as construction projects benefited from good seasonal weather.

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Additional details related to the 2015/16 core infrastructure investment can be found in the third Quarterly Financial Report (Appendix I).

The 2016/17 projection for core infrastructure of $1,100 million exceeds the investment commitment of $1,024 million, which represents the base funding level of $729 million and the equivalent of one percentage point of PST revenue, projected at $295 million in 2016/17. It is anticipated that infrastructure investment will continue to be supported by the federal government, and the plan for 2016/17 reflects $316 million in cost-sharing from the federal government.

Core Infrastructure Plan
2016/17 Planned Investment
(Millions of Dollars)

Roads, Highways and Bridges

Highways Infrastructure	596

Transportation Capital	15

Airport Runways	2

Maintenance and Preservation	144

Subtotal Roads, Highways and Bridges	757

Flood Protection

Water Control Capital	45

Maintenance and Preservation	10

Subtotal Flood Protection	55

Municipal Infrastructure

Building Manitoba Fund*	288

Planned Investment	1,100

* Net of transit operating grants

Capital Investment – Other

In addition to the projected 2016/17 core infrastructure investment, government continues to invest in other infrastructure for public use and for the provision of public services as outlined in the complete listing of the projected Capital Investment for core government in the table above. In the ORE, an investment level of $979 million is projected in 2016/17 for capital assets in hospitals and health facilities ($442 million), universities, colleges, and public schools ($250 million) and housing ($287 million).

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■  FILLING THE JOBS OF TOMORROW

Manitoba’s plan to drive economic growth through strategic investments in infrastructure and skills training is creating thousands of new job opportunities. To continue growing, Manitoba needs to increase its supply of skilled workers to meet that demand. Conference Board of Canada estimated that in 2014/15, the equivalent of 9,755 jobs (person-years) were created.

Manitoba continues to invest heavily in the education and training resources required to prepare Manitobans to capitalize on those opportunities. Education provided by primary and secondary schools, colleges and universities and apprenticeship and other skills training programs are contributing to Manitoba’s economic success. Government set a target to add 75,000 workers to the Manitoba labour force by 2020 and significant progress has been made toward that goal.

Manitoba’s labour market grew by 1.8% in 2015, above the national average of 0.8%. Manitoba had the second-lowest unemployment rate in the country in 2015.

In today’s world, advanced education and training is the most reliable path to a good job. Two out of every three jobs created in the next decade will require college, university or apprenticeship training. The Manitoba government is working closely with businesses and labour, and has partnered with colleges and universities to meet future needs and ensure our economy grows and remains strong.

In early 2013, the Premier’s Economic Advisory Council hosted a skills summit to focus discussions among leaders in business, labour, and education and training around five key themes:

●   training more young people for the jobs of tomorrow

●   connecting more Manitobans with trades training

●   growing Manitoba’s successful immigration strategy

●   building Manitoba’s First Nations, Métis and Inuit workforce

●   ensuring every Manitoban who faces barriers to working has access to training and good jobs

Manitoba responded with the introduction of a comprehensive skills strategy to enhance opportunities for young Manitobans to move through post-secondary education and into good jobs. New initiatives were introduced to connect apprentices to employers and expand opportunities in the skilled trades. Investments in tools to bridge the path between school and career have resulted in better career planning options and co-op work placements for high school students.

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■  FAIR AND INCLUSIVE GROWTH

Manitoba’s fiscal strategy is designed to promote steady growth, build critical infrastructure, create good jobs, and protect and maintain the core services that Manitoba families depend on. It is also designed to ensure the benefits of economic growth are shared equitably with all Manitobans – to create shared prosperity through inclusive policies that allow everyone, including traditionally marginalized groups, the same opportunity to participate in and benefit from the economy.

To say that Manitoba’s strategy promotes inclusive economic growth is to imply that the strategy will reduce poverty and inequality. ALL Aboard!: Manitoba’s Poverty Reduction and Social Inclusion Strategy reflects that relationship by including education and jobs as part of the strategy’s foundation. Each year, the province publishes an annual report to the public on the progress of the strategy, and the current year’s progress report is included as Backgrounder C.

In a time of low economic growth when many of the low- and middle-income groups are seeing their purchasing power eroded, stimulus efforts that put money back in their hands are needed. To fill this need, Manitoba will introduce new personal income tax reductions to put $49.7 million back into the hands of low and middle income Manitobans.

An additional $19 million in tax relief is available to seniors through the Seniors’ School Tax Rebate as a result of the increase to a maximum of $2,300 for the 2016 tax year. Also there are savings to businesses resulting from the increases to the small business income limit (to $450,000 on January 1, 2016, and to $500,000 on July 1, 2017).

The personal income tax reductions will be revenue neutral for the province through the introduction of a new tax bracket for the highest-income earners. This new tax bracket will start at $170,000 of taxable income, and will impact less than 2% of Manitoba taxpayers.

Supporting equitable and inclusive access to the opportunities of a growing labour force and improvements in the quality and availability of childcare are particularly important. Based in part on the recommendations of the Early Learning and Child Care Commission, Manitoba’s day-care plan includes:

●	adding another 12,000 spaces;

●	exploring making child care more affordable for families by implementing a subsidy and a sliding scale on child-care fees;

●	phasing out all fees paid by fully subsidized families;

●	ensuring that child-care centres continue to hire and retain the best workers by phasing in a provincial wage scale; and

●

working with post-secondary institutions to double training opportunities for child-care workers through full-time college programs, workplace training and expanded dual-credit programs in high schools.

The fiscal strategy will also bring increasing benefits to Manitoba’s Indigenous communities. Manitoba’s East Side Road Authority (ESRA) has been a leader in the development of productive local partnerships to leverage infrastructure investments to create good jobs along with training and business opportunities for Indigenous communities.

Manitoba’s commitment to partner with Indigenous communities continues to grow with the announcement that ESRA‘s mandate is being expanded to build Freedom Road; the 24-kilometre all-season road that will connect Shoal Lake 40 First Nation to the Trans-Canada Highway, bringing new jobs and opportunities to this community.

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Manitoba will continue to partner with the federal government and First Nations to improve education and training opportunities for First Nations students. Manitoba’s contributions include the establishment of an Indigenous Success Fund that provides scholarships and bursaries, assists in establishing earlier connections with Indigenous youth through mentorship and outreach programs, and facilitates the transition from high school to college and university. As well, Manitoba will make investments in training supports to benefit newcomer Manitobans.

The fiscal strategy will continue to emphasize investments that stimulate the economy and create the growth necessary to protect jobs and services. Significant infrastructure investments will drive economic growth and create new jobs. Continued support for immigration and investments in training and education will grow the skilled workforce needed to fill those jobs. Tax relief for low- and middle-income families along with continued growth of health care and social services will ensure that all Manitobans can share in the benefits of Manitoba’s future growth.

In spite of the continuing weakness in the global economy, Manitoba’s near term fiscal outlook is stable. The fiscal outlook projects growth in annual operating expenditures and in net debt at a level considered sustainable in relation to the projected growth in the economy.

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APPENDIX I:

THIRD QUARTERLY FINANCIAL REPORT

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■  INTRODUCTION

Budget 2015 provided the financial overview of the Government Reporting Entity (GRE), which includes core government and Crown organizations, government business entities and public sector organizations such as regional health authorities, school divisions, universities and colleges. Manitoba’s summary budget aligns with the accounting standards set by the Public Sector Accounting Board (PSAB).

The third Quarter Financial Report presents information on the GRE for the nine months ending December 31, 2015 as well as a forecast for the year end.

■  GOVERNMENT REPORTING ENTITY

The summary forecast for fiscal year 2015/16 is a net loss of $773 million, a negative variance of $351 million from the net loss of $422 million included in Budget 2015.

●

Core taxation revenues are down $148 million from budget, reflecting downward revisions in economic results and assumptions for the remainder of the fiscal year. The taxation revenue reductions are offset primarily by an unbudgeted increase of $112 million in federal revenues related to the recovery of 2014 flood expenditures, which are now anticipated to be received from the federal government in 2015/16.

●

Core expenditures are forecast to be $162 million over budget at the end of the third quarter, primarily as a result of increased demands in front-line services, including supports for children and vulnerable persons ($57 million) and health care ($49 million). Other expenditure pressures include higher than anticipated costs related to this past summer’s 454 forest fires ($28 million) and the advancement of additional core infrastructure work that was possible due to favourable weather conditions ($12 million). The increased expenditures for core services and infrastructure investments are partially offset by expenditure reductions across several departments, as well as reduced debt servicing costs.

●

Projections for the consolidation impacts and Other Reporting Entities (ORE) indicate a projected net loss of $127 million, a negative variance of $126 million from budget, primarily as a result of lower projected incomes from the Government Business Enterprises.

Government continues to carefully review expenditures to reduce costs where possible without jeopardizing services to Manitobans.

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Summary Forecast

For the Fiscal Year Ending March 31, 2016

UNAUDITED

	2015/16 Forecast			2015/16 Budget
	Core Government	Consolidation Impacts and ORE	Summary	Core Government	Consolidation Impacts and ORE	Summary	Summary Variance
	(Millions of Dollars)
Revenue	12,343	2,544	14,887	12,354	2,609	14,963	(76)
Expenditure	13,027	2,671	15,698	12,865	2,670	15,535	163
In-Year Adjustment/Lapse	(18)	(20)	(38)	(70)	(80)	(150)	112

Net Result	(666)	(107)	(773)	(441)	19	(422)	(351)

Fiscal Stabilization Account Transfer	20	(20)	-	20	(20)	-	-

Net Income/(Loss)	(646)	(127)	(773)	(421)	(1)	(422)	(351)

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■  QUARTERLY FINANCIAL RESULTS

The unaudited net result of the GRE for the first nine months of the fiscal year is a net income of $104 million.

The nine-month positive revenue variance of $54 million is primarily due higher than anticipated Sinking Fund and Other Earnings and the timing of receipts. This is offset by lower than anticipated taxation revenues and lower total net income from the GBEs.

The expenditure variance of $52 million is primarily the result of higher than estimated health care costs offset by lower costs related to Manitoba Agriculture Services Corporation as a result of a better than estimated growing season and lower debt servicing costs.

Government Reporting Entity Operating Statement

UNAUDITED

	Year-to-Date to December 31
	2015/16			2014/15
	Actual	Estimated	Variance	Actual[1]
	(Millions of Dollars)
Revenue
Income Taxes	2,771	2,780	(9)	2,631
Other Taxes	3,555	3,574	(19)	3,114
Fees and Other Revenue	1,590	1,473	117	1,556
Federal Transfers	2,866	2,890	(24)	2,844
Net Income of Government Business Enterprises	512	551	(39)	613
Sinking Funds and Other Earnings	192	164	28	175

Total Revenue	11,486	11,432	54	10,933

Expenditure
Health	4,573	4,485	88	4,357
Education	3,003	2,976	27	2,530
Family Services	859	876	(17)	804
Community, Economic and Resource Development	1,499	1,567	(68)	1,626
Justice and Other Expenditures	887	851	36	804
Debt Servicing Costs	561	575	(14)	610

Total Expenditure	11,382	11,330	52	10,731

Net Income/(Loss)	104	102	2	202

1. For comparison purposes, the 2014/15 actual has been re-stated to reflect the 2015/16 appropriation structure.

Core government revenue and expenditure details are provided on pages 45 and 46 and information on core government capital investment can be found on page 47.

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■  INFRASTRUCTURE INVESTMENT

The government introduced a five-year, $5.5 billion core infrastructure plan in Budget 2014 to focus investments on roads, highways and bridges, flood protection and municipal infrastructure such as roads and clean water. The 2015 Throne Speech extended the province’s core infrastructure plan by three years to a total of $10 billion.

The government has committed that it will invest more than the revenue raised from the additional point of PST introduced in 2013 into new investments in core infrastructure, over and above the existing base levels. In 2012/13, prior to the increase in the PST, the base level of investment in core infrastructure totaled $729 million.

Core infrastructure investment was budgeted to reach $1,080 million in 2015/16. The 2015/16 third quarter forecast is on track to exceed this budgeted level of investment by $37 million, as construction projects benefited from good seasonal weather.

The total federal contributions towards core infrastructure are forecast to be $17 million more than expected as a result of the receipt of 2014 flood-related revenues.

Government has committed to address under investments in any year of the plan, as well as the 2013/14 fiscal year, by increasing investment in future years to meet the full infrastructure commitment. As such, the core infrastructure plan will be reviewed and rebased each year to recognize any variances in the PST revenues and investments.

Core Infrastructure Plan – Year Two

	Full Year
	2015/16			2014/15
	Forecast	Budget	Variance	Actual
	(Millions of Dollars)
Base Funding Level	729	729	-	729
1 point PST Commitment	284	286	(2)	275

Investment Commitment	1,013	1,015	(2)	1,004

Roads, Highways and Bridges	771	747	24	696
Flood Protection	61	48	13	64
Municipal Infrastructure*	285	285	-	277

Total Investment, Year Two	1,117	1,080	37	1,037

Less: Federal Revenue	(52)	(35)	(17)	(5)

Net Investment, Year Two	1,065	1,045	20	1,032

*Building Manitoba Fund net of transit operating grants

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■  SPECIAL ACCOUNTS

FISCAL STABILIZATION

Since 2010/11, $515 million of the funds from the Fiscal Stabilization Account have been dedicated to retire a portion of the debt and interest expense associated with the core government operating shortfalls incurred during the economic recovery period. In 2015/16, an additional $85 million will be withdrawn for debt repayment bringing the total payment to $600 million as required by current legislation. As well, $20 million will be withdrawn for principal repayment in 2015/16.

PENSION ASSETS

The trust conditions of the funds held in the Pension Asset Fund are irrevocably restricted for pension purposes only. As a result of this restriction, these funds are classified as pension assets and will be accounted for and reported in keeping with the Public Sector Accounting Board (PSAB).

Net investment earnings include the expected rate of return during the year and adjustments to market related value. Under PSAB, market fluctuations of pension assets are not recorded in the year in which they occur, but are recognized over the employee average remaining service life.

■  PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS

Manitoba’s borrowing requirement identified in Budget 2015 was $4.7 billion including refinancing of $2.0 billion and new cash requirements, net of estimated repayments, of $2.7 billion.

New cash requirements are necessary for general government purposes, capital investments by departments, health facilities, post-secondary institutions and Manitoba Hydro. Estimated repayments are primarily for departmental capital investment and general purpose borrowings.

At the end of the third quarter, Manitoba’s borrowing requirement has been revised to $4.8 billion. The revision is primarily due to increased requirements for general purpose borrowings.

The total of outstanding borrowings, guarantees and obligations reflect the province’s gross borrowing obligations, but it does not take into consideration liquid assets available to pay down those obligations. While the total of outstanding provincial borrowings fluctuates during the fiscal year as a result of the timing of borrowing activities of the province, the year-end forecast remains unchanged from that stated in the budget, as shown in the table on the following page.

As borrowings may be used to finance capital-related projects, net debt may grow in absolute terms from time-to-time as needed investments in core infrastructure and other capital assets, like schools and hospitals, are made. It is therefore important to measure change in net debt against the growth of the economy. As a result of the decision to continue to invest in infrastructure and other projects, Budget 2015 projected the net debt to GDP ratio at 30.9%. Net debt to GDP is currently forecast to be 32.2%.

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Provincial Borrowings, Guarantees and Obligations1

	2015/16 Forecast		March 31, 2015
	$ millions	$ Per Capita[3]	$ millions	$ Per Capita[3]

General Government Programs	10,277	7,946	9,460	7,389
General Government Programs - Pension Liability	2,695	2,084	2,595	2,027
The Manitoba Hydro-Electric Board	14,431	11,158	12,540	9,794
Other Crown Organizations	3,035	2,347	2,827	2,208
Health Facilities	1,754	1,356	1,338	1,045
Other	5	4	5	4
Capital Investments	5,174	4,000	4,724	3,690

Subtotal[2]	37,371	28,895	33,489	26,157

Other Obligations

Pension Liability	8,419		7,947
Pension Assets	(6,080)		(5,703)

Net Pension Liability	2,339		2,244
Debt incurred for and repayable by The Manitoba Hydro-Electric Board	(14,323)		(12,371)
Education and Health Debt held by Government Enterprises	620		620
Other Debt of Crown Organizations	281		279

Subtotal	(11,083)		(9,228)

Total Provincial Borrowings, Guarantees and Obligations	26,288		24,261

Adjustments to arrive at Summary Net Debt

Guarantees	(110)		(172)
Adjustment Due to the Adoption of IFRS by The Manitoba Hydro-Electric Board	(502)		-
Net Financial Assets	(4,373)		(5,126)

Summary Net Debt[4]	21,303	16,471	18,963	14,812

Summary Net Debt as a percentage of GDP	32.2%		29.8%

1.	Provincial borrowings, guarantees and obligations are net of sinking funds.

2.

Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at December 31, 2015, total provincial borrowings and guarantees are payable 95% in Canadian dollars and 5% in U.S. dollars. Of this total, General Government Program borrowing and Other Crown organizations borrowings are 100% payable in Canadian dollars. Manitoba Hydro borrowings are payable 87% in Canadian dollars (86% as at March 31, 2015) and 13% in U.S. dollars (14% as at March 31, 2015).

3.	The per capita data is based upon forecast population figures at January 2016 for 2015/16, and at August 2015 for March 31, 2015.

4.

Net financial assets and summary net debt as a percentage of GDP include the projected impact of other comprehensive income (OCI). Changes in OCI are based upon market value measurements at year-end and reflect a change to the book value of investments held by GBEs and the value of the Canadian dollar against the U.S. dollar on U.S. debt held by Manitoba Hydro. The OCI forecast does not impact summary net income.

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2015/16 Core Government Revenue By Source

UNAUDITED

	Year-to-Date to December 31				Full Year

	2015/16			2014/15	2015/16			2014/15

	Actual	Estimated	Variance	Actual	Forecast	Budget	Variance	Actual

				(Thousands of Dollars)
Income Taxes

Individual Income Tax	2,415,401	2,413,691	1,710	2,292,844	3,266,500	3,261,845	4,655	3,116,666
Corporation Income Tax	355,926	366,976	(11,050)	338,396	513,100	590,102	(77,002)	561,669

Subtotal: Income Taxes	2,771,327	2,780,667	(9,340)	2,631,240	3,779,600	3,851,947	(72,347)	3,678,335

Other Taxes

Corporations Taxes	179,160	187,464	(8,304)	179,619	248,895	279,345	(30,450)	224,511
Fuel Taxes	240,440	249,769	(9,329)	247,702	325,500	335,460	(9,960)	317,363
Land Transfer Tax	69,987	75,623	(5,636)	73,192	84,800	90,000	(5,200)	84,815
Levy for Health and Education	352,226	349,489	2,737	335,344	456,818	466,818	(10,000)	439,231
Retail Sales Tax	1,751,776	1,776,952	(25,176)	1,712,125	2,275,311	2,289,781	(14,470)	2,201,955
Tobacco Tax	203,486	203,094	392	203,593	252,283	252,283	-	256,022
Other Taxes	7,588	8,058	(470)	9,611	12,012	17,854	(5,842)	13,239

Subtotal: Other Taxes	2,804,663	2,850,449	(45,786)	2,761,186	3,655,619	3,731,541	(75,922)	3,537,136

Fees and Other Revenue

Fines and Costs and Other Legal	42,951	43,462	(511)	41,386	55,228	52,090	3,138	53,774
Minerals and Petroleum	10,762	11,230	(468)	12,779	13,955	17,736	(3,781)	16,549
Automobile and Motor Carrier Licences and Fees	115,204	115,381	(177)	115,144	150,500	150,500	-	156,916
Parks: Forestry and Other Conservation	22,666	15,968	6,698	23,505	36,266	35,743	523	34,704
Water Power Rentals	86,679	88,786	(2,107)	87,293	119,026	119,026	-	116,913
Service Fees and Other Miscellaneous Charges	77,502	74,922	2,580	76,018	222,083	204,192	17,891	160,327
Revenue Sharing from SOAs	13,448	13,488	(40)	14,238	18,070	18,070	-	28,800

Subtotal: Fees and Other Revenue	369,212	363,237	5,975	370,363	615,128	597,357	17,771	567,983

Federal Transfers

Equalization	1,303,463	1,303,464	(1)	1,312,462	1,737,950	1,738,000	(50)	1,749,949
Canada Health Transfer (CHT)	922,498	922,365	133	872,992	1,228,159	1,229,800	(1,641)	1,167,188
Canada Social Transfer (CST)	350,145	351,291	(1,146)	340,306	466,560	468,400	(1,840)	453,908
Shared Cost and Other Transfers	66,502	71,981	(5,479)	77,560	270,980	155,890	115,090	125,547

Subtotal: Federal Transfers	2,642,608	2,649,101	(6,493)	2,603,320	3,703,649	3,592,090	111,559	3,496,592

Net Income of Government Business Enterprises (GBEs)
Manitoba Liquor and Lotteries Corporation	459,500	444,500	15,000	381,000	589,200	581,500	7,700	595,978

Total Revenue	9,047,310	9,087,954	(40,644)	8,747,109	12,343,196	12,354,435	(11,239)	11,876,024

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2015/16 Core Government Expenditure by Sector/Department

UNAUDITED

	Year-to-Date to December 31				Full Year
	2015/16			2014/15	2015/16			2014/15
	Actual	Estimated	Variance	Actual	Forecast	Budget	Variance	Actual

Health				(Thousands of Dollars)
Health, Healthy Living and Seniors	4,203,261	4,164,596	38,665	4,028,931	5,703,271	5,654,389	48,882	5,424,262

Education
Education and Advanced Learning	1,887,810	1,895,709	(7,899)	1,820,756	2,508,399	2,506,066	2,333	2,417,940
Family Services
Children and Youth Opportunities	37,598	35,990	1,608	28,307	51,129	51,625	(496)	48,023
Family Services	868,796	884,025	(15,229)	818,612	1,211,919	1,164,853	47,066	1,131,154

Total Family Services	906,394	920,015	(13,621)	846,919	1,263,048	1,216,478	46,570	1,179,177

Community, Economic and Resource Development
Aboriginal and Northern Affairs	25,836	26,408	(572)	24,431	33,653	33,653	-	33,228
Agriculture, Food and Rural Development	102,858	105,343	(2,485)	125,887	198,715	205,180	(6,465)	213,723
Conservation and Water Stewardship	105,717	107,577	(1,860)	107,800	137,973	138,391	(418)	170,484
Housing and Community Development	87,916	88,642	(726)	75,339	88,874	89,077	(203)	78,711
Infrastructure and Transportation	424,202	424,263	(61)	413,162	626,304	609,975	16,329	556,520
Jobs and the Economy	484,516	482,536	1,980	461,603	672,154	657,637	14,517	631,362
Mineral Resources	8,050	8,201	(151)	7,987	13,221	9,962	3,259	16,365
Municipal Government	229,729	226,643	3,086	205,536	436,087	434,247	1,840	420,968

Total Community, Economic and Resource Development	1,468,824	1,469,613	(789)	1,421,745	2,206,981	2,178,122	28,859	2,121,361

Justice and Other Expenditures
Legislative Assembly	30,689	32,680	(1,991)	29,472	51,135	52,397	(1,262)	40,342
Executive Council	3,758	3,682	76	3,414	2,722	2,722	-	4,122
Civil Service Commission	13,772	13,437	335	14,538	18,559	18,719	(160)	18,364
Employee Pensions and Other Costs	(1,390)	(2,195)	805	(2,778)	14,094	14,161	(67)	15,440
Finance	201,486	198,799	2,687	192,460	271,926	267,016	4,910	260,327
Justice	366,149	368,129	(1,980)	354,707	547,194	543,757	3,437	526,005
Labour and Immigration	18,275	19,094	(819)	18,635	21,994	23,542	(1,548)	25,974
Multiculturalism and Literacy	16,299	17,250	(951)	16,247	21,145	21,598	(453)	21,051
Tourism, Culture, Heritage, Sport and Consumer Protection	65,061	66,023	(962)	63,822	81,196	82,073	(877)	80,953
Enabling Appropriations	-	-	-	-	39,053	19,621	19,432	3,399
Other Appropriations	41,235	41,900	(665)	53,395	71,387	44,484	26,903	172,603

Total Justice and Other Expenditures	755,334	758,799	(3,465)	743,912	1,140,405	1,090,090	50,315	1,168,580

Debt Servicing Costs	93,372	108,194	(14,822)	137,753	205,000	220,000	(15,000)	199,931

Total Expenditure	9,314,995	9,316,926	(1,931)	9,000,016	13,027,104	12,865,145	161,959	12,511,251
Subtract: Total Revenue Estimate	9,047,310	9,087,954	(40,644)	8,747,109	12,343,196	12,354,435	(11,239)	11,876,024
In-Year Adjustment/Lapse	-	-	-	-	(17,500)	(70,000)	52,500	-

Net Result	(267,685)	(228,972)	(38,713)	(252,907)	(666,408)	(440,710)	(225,698)	(635,227)
Fiscal Stabilization Account Transfer – Principal Repayments	-	-	-	-	20,000	20,000	-	-

Net Income/(Loss)	(267,685)	(228,972)	(38,713)	(252,907)	(646,408)	(420,710)	(225,698)	(635,227)

Note: The figures have been adjusted for comparative purposes.

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2015/16 Core Government Part B Capital Investment

UNAUDITED

	Year-to-Date to December 31				Full Year

	2015/16			2014/15	2015/16			2014/15

	Actual	Estimated	Variance	Actual	Forecast	Budget[1]	Variance	Actual

	(Thousands of Dollars)

Agriculture, Food and Rural Development	-	50	(50)	66	250	250	-	689
Conservation and Water Stewardship	7,037	11,631	(4,594)	18,295	16,185	23,523	(7,338)	28,086
Education and Advanced Learning	-	-	-	-	-	100	(100)	-
Family Services	260	881	(621)	56	1,816	1,816	-	723
Finance	52,614	45,100	7,514	38,936	72,484	72,484	-	62,928
Health, Healthy Living and Seniors	128	200	(72)	177	664	664	-	928
Infrastructure and Transportation	503,819	486,788	17,031	427,775	671,520	646,520	25,000	604,888
Justice	574	2,186	(1,612)	221	2,273	3,694	(1,421)	1,552
Mineral Resources	-	-	-	1	-	-	-	149
Tourism, Culture, Heritage, Sport and Consumer Protection	-	-	-	-	110	110	-	-
Internal Service Adjustments	-	-	-	-	-	1,540	(1,540)	-

Total Capital Investment	564,432	546,836	17,596	485,527	765,302	750,701	14,601	699,943

1.   Budget figures are adjusted to include Internal Service Adjustments (an Enabling Appropriation).

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APPENDIX II:

SUPPLEMENTARY FINANCIAL INFORMATION

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Summary Projection
For the Fiscal Year Ending March 31, 2017 With Comparative Data for the year ending March 31, 2016				Per Cent Change
				2016/17
	2016/17	2015/16	2015/16	from 2015/16
	Projection	Forecast	Budget	Forecast	Budget

	(Millions of Dollars)
Revenue
Income Taxes	3,936	3,780	3,852	4.1	2.2
Other Taxes	4,188	4,048	4,119	3.5	1.7
Fees and Other Revenue	2,196	2,183	2,142	0.6	2.5
Federal Transfers	4,235	3,967	3,881	6.8	9.1
Net Income of Government Business Enterprises	674	657	759	2.6	(11.2)
Sinking Funds and Other Earnings	245	252	210	(2.8)	16.7

Total Revenue	15,474	14,887	14,963	3.9	3.4

Expenditure
Health	6,440	6,251	6,089	3.0	5.8
Education	3,953	3,806	3,824	3.9	3.4
Family Services	1,213	1,200	1,155	1.1	5.0
Community, Economic and Resource Development	2,408	2,288	2,340	5.2	2.9
Justice and Other Expenditures	1,340	1,323	1,285	1.3	4.3
Prevention Fund	30	-	-	-	-
Debt Servicing	859	830	842	3.5	2.0

Total Expenditure	16,243	15,698	15,535	3.5	4.6

In-Year Adjustments/Lapse	(150)	(38)	(150)

Net Income (Loss)	(619)	(773)	(422)

Notes:

•	The 2015/16 forecast and budget have been restated to be consistent with the current presentation for the GRE.

•	In-Year Adjustments/Lapse could be an increase in revenue and/or decrease in expenditures.

•	Numbers may not add due to rounding.

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Core Government Projection
For the Fiscal Year Ending March 31, 2017 With Comparative Data for the year ending March 31, 2016				Per Cent Change
				2016/17
	2016/17	2015/16	2015/16	from 2015/16
	Projection	Forecast	Budget	Forecast	Budget

	(Millions of Dollars)
Revenue
Income Taxes	3,936	3,779	3,852	4.2	2.2
Other Taxes	3,770	3,656	3,732	3.1	1.0
Fees and Other Revenue	562	615	597	(8.6)	(5.9)
Federal Transfers	3,972	3,704	3,592	7.2	10.6
Net Income of Government Business Enterprises	586	589	581	(0.5)	0.9
Sinking Funds and Other Earnings	-	-	-	-	-

Total Revenue	12,826	12,343	12,354	3.9	3.8

Expenditure
Health	5,896	5,703	5,654	3.4	4.3
Education	2,595	2,508	2,506	3.5	3.6
Family Services	1,275	1,263	1,217	1.0	4.8
Community, Economic and Resource Development	2,289	2,207	2,178	3.7	5.1
Justice and Other Expenditures	1,150	1,141	1,090	0.8	5.5
Prevention Fund	30	-	-	-	-
Debt Servicing	215	205	220	4.9	(2.3)

Total Expenditure	13,450	13,027	12,865	3.2	4.5

In-Year Adjustments/Lapse	(70)	(18)	(70)

Net Result	(554)	(666)	(441)

Fiscal Stabilization Account Transfer - Principal Repayments	15	20	20

Net Income/(Loss)	(539)	(646)	(421)

Notes:

•	The 2015/16 figures have been adjusted for comparative purposes.

•	In-Year Adjustments/Lapse could be an increase in revenue and/or decrease in expenditures.

Family Services includes:

●	Funding for 2,000 new daycare spaces
●	Early Childhood Development and Prevention Initiatives

Community, Economic and Resource Development includes:

●	Funding to raise the maximum Rent Assist benefits to 75% of Median Market Rent
●	Funding for a new Infrastructure Partnership for the City of Winnipeg and for the new Growing Communities Fund for rural and northern communities

Justice and Other Expenditures includes:

●	Funding for a new Cultural and Creative Industries Plan

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Core Government

Part B Capital Investment Projection

			Per Cent Change
	2016/17	2015/16	2016/17
	Projection	Budget	from 2015/16

	(Thousands of Dollars)

Agriculture, Food and Rural Development	250	250	-

Conservation and Water Stewardship	20,315	23,523	(13.6)

Education and Advanced Learning	2,200	100	n/a

Family Services	488	401	21.7

Finance	61,721	63,125	(2.2)

Health, Healthy Living and Seniors	1,202	664	81.0

Infrastructure and Transportation	663,130	646,520	2.6

Justice	3,507	3,694	(5.1)

Tourism, Culture, Heritage, Sport and Consumer Protection	155	110	40.9

Internal Service Adjustments (an Enabling Appropriation)	12,431	12,314	1.0

Total Part B - Capital Investment	765,399	750,701	2.0

■   CAPITAL INVESTMENT - OTHER

In addition to the projected 2016/17 core infrastructure investment, government continues to invest in other infrastructure for public use and for the provision of public services as outlined in the complete listing of the projected Capital Investment for core government in the table above. In the Other Reporting Entities, an investment level of $979 million is projected in 2016/17 for capital assets in hospitals and health facilities ($442 million), universities, colleges, and public schools ($250 million) and housing ($287 million).

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A P P E N D I X   I I I   :   T A X A T I O N   A D J U S T M E N T S   /   55

APPENDIX III:

TAXATION ADJUSTMENTS

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■  SUMMARY OF TAX MEASURES

(negative amount means decrease in tax revenue or increase in tax expenditure)

		Projected
		Full-Year
	2016/17	Impact

	(Millions of Dollars)

Ongoing Reductions
Seniors’ School Tax Rebate	-19.4	-25.8
Small Business Income Limit	-2.5	-3.3

	-21.9	-29.1

Personal Tax Measures
Fourth Income Tax Rate and Bracket	13.1	52.5
Family Tax Benefit	-7.6	-30.2
Affordability Tax Credit	-4.9	-19.5
Charitable Donation Tax Credit	-0.8	-3.2
Fertility Treatment Tax Credit	-0.3	-0.4

	-0.5	-0.8

Business Tax Measures
Small Business Income Limit	-0.8	-6.6
Small Business Venture Capital Tax Credit	-0.2	-0.9

	-1.0	-7.5

Total Tax Measures	-1.5	-8.3

Total Measures and Ongoing Reductions	-23.4	-37.4

Ongoing reductions are tax reductions previously announced and enacted that take effect starting in 2016.

The 2016/17 impacts assume personal tax measures and business tax measures are implemented in Budget 2016. Ongoing reductions were enacted in 2015.

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¢	PERSONAL TAX MEASURES

INDIVIDUAL INCOME TAX REDUCTIONS

Starting in 2017, the personal income tax system will be made more progressive. Up to 320,000 low- and middle-income families will save $49.7 million more annually.

For the family profiles in Backgrounder A the annual tax savings are as follows:

	Family Tax	Affordability Tax	Total	Savings as a Share
	Benefit Savings	Credit Savings	Savings	of Tax Payable

		(Dollars)		(Per Cent)

Single person with disability at $25,000	104	62	166	30
Single parent, one child at $30,000	89	78	167	36
Family of four at $60,000	208	52	260	10
Senior couple at $60,000	178	124	302	9
Family of five at $75,000	267		267	7

Senior homeowners will also benefit from the Seniors’ School Tax Rebate, which is increasing to a maximum $2,300 in 2016.

A graduate continues to benefit from the maximum $2,500 annual Tuition Fee Income Tax Rebate, which reduces Manitoba’s personal income tax otherwise payable.

FAMILY TAX BENEFIT

(2016/17 revenue impact: -$7.6 million)

Effective January 1, 2017, the Family Tax Benefit amounts will increase by 20%. This enhancement will reduce the taxes of 320,000 Manitobans, 47% of all Manitoba taxpayers, 50,000 of whom did not previously benefit from this non-refundable income tax credit. The tax savings are available to Manitobans with net income up to $100,000.

The table below shows current and enhanced amounts for each component of the Family Tax Benefit.

Family Tax Benefit Enhancements

	Current		New

		(Dollars)

Basic amount	2,065		2,478
Basic amount for dependent spouse or common-law partner	2,065		2,478
Amount for an eligible dependant	2,065		2,478
Age amount for self	2,065		2,478
Age amount for spouse or common-law partner	2,065		2,478
Disability amount for self or each dependant (not spouse)	2,752		3,302
Disability amount for spouse or common-law partner	2,752		3,302
Amount for each disabled dependant aged 18 and over	2,752		3,302
Amount for each dependent child aged 18 and under	2,752		3,302

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The Family Tax Benefit is calculated by summing the applicable amounts and reducing the total by 9% of net income, and multiplying by 10.8% to determine the tax savings available against Manitoba income tax otherwise payable.

Manitobans could begin seeing the tax savings on their pay slips as early as the first pay period after January 1, 2017 when their individual withholding amounts are adjusted.

The total tax savings from the Family Tax Benefit will increase by $30.2 million (or 46%) from $65.6 million to $95.8 million on a full-year basis.

AFFORDABILITY TAX CREDIT

(2016/17 revenue impact: -$4.9 million)

Effective January 1, 2017, the Affordability Tax Credit (previously known as the Personal Tax Credit) amounts will increase by 20%. The enhancement will increase this benefit for 306,000 families, benefitting over 60% of Manitoba households, 43,000 of whom will now benefit from this tax credit. Manitobans will begin to receive the tax savings when they file their 2017 income tax returns in early 2018.

The table below shows current and enhanced amounts for each component of the Affordability Tax Credit.

Affordability Tax Credit Enhancements

	Current	New

	(Dollars)

Basic credit	195	234
Age credit for self	113	136
Basic credit for spouse or common-law partner	195	234
Age credit for spouse or common-law partner	113	136
Disability credit for spouse or common-law partner	113	136
Credit for an eligible dependant	195	234
Disability credit for self or each eligible dependant	113	136
Credit for each disabled dependant aged 18 and over	62	74
Credit for each dependent child aged 18 and under	26	31

The sum of the applicable amounts is then reduced by 1% of family net income to determine the net tax credit.

The total value of this enhanced credit will increase by $19.5 million (or 45%) from $42.9 million to $62.4 million on a full-year basis.

CHARITABLE DONATION TAX CREDIT

(2016/17 revenue impact: -$0.8 million)

Starting in 2017, and consistent with recent federal changes, a portion of charitable donations will qualify for a new tax credit rate of 20.9%. The amount eligible for a 20.9% credit is the excess donated over $200, up to the amount by which the taxpayer’s taxable income exceeds $170,000, the threshold for the new fourth rate. The first $200 of a donation is still eligible for the first credit rate of 10.8%, and any remaining amount not subject to the 20.9% credit is still eligible for the tax credit at 17.4%.

A donor with $200,000 taxable income would receive a Manitoba credit of 10.8% on the first $200 of donations, a 20.9% credit on up to the next $30,000 of donations, and a 17.4% credit on donations in excess of $30,200.

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Manitoba Charitable Donation Tax Credit

						Charitable
Taxable	Amount of	Amount		Amount	Amount	Donation
Income	Donation	at 10.8%		at 20.9%	at 17.4%	Tax Credit
			(Dollars)

200,000	5,000	200		4,800	0	1,025
200,000	25,000	200		24,800	0	5,205
200,000	50,000	200		30,000	19,800	9,737

An individual with $200,000 taxable income donating $25,000 to charitable organizations will save an additional $868 in Manitoba income tax. If that individual donated $50,000, they will save an additional $1,050 in Manitoba income tax.

This measure will provide tax savings of $3.2 million on a full-year basis and will benefit those charitable Manitobans who are subject to the fourth tax rate. These tax savings reduce the estimated $52.5 million revenue impact of the fourth income tax rate and bracket. At 20.9% Manitoba’s tax credit will be the third-highest provincial credit.

FERTILITY TREATMENT TAX CREDIT

(2016/17 revenue impact: -$0.3 million)

As announced in the November 16, 2015 Speech from the Throne, the Fertility Treatment Tax Credit will expand to provide more support to would-be parents. The tax credit will be amended as follows, effective July 1, 2016:

●	the basic tax credit rate for infertility treatments and procedures will be increased from 40% to 50%;

●	the maximum annual eligible medical expense limit will be increased from $20,000 to $30,000;

●

the tax credit rate for fertility preservation treatments and procedures will be increased to 75%, when medically prescribed for persons who may not currently be infertile, but who are about to undergo other medical procedures (such as cancer treatments) that may adversely affect future fertility. When combined with the federal and Manitoba medical expense tax credits, this should provide full coverage for fertility preservation in most cases; and

●

following fertility preservation treatment, in any tax year in which major eligible fertility preservation treatments are no longer being received, storage of gametes and embryos in Manitoba will qualify for a 100% tax credit for a period of up to five years. This is subject to a $1,500 lifetime expenditure cap, provided it continues to be medically prescribed throughout the period.

The Fertility Treatment Tax Credit was introduced in Budget 2010. It is a refundable personal income tax credit based on fertility treatment and procedure costs paid to an accredited clinic in Manitoba, and for prescription drugs related to a fertility treatment, net of any reimbursements such as private health care coverage. The credit benefits both men and women, including fertility testing costs. Eligible costs must be claimable as a medical expense under federal income tax rules. The credit can be shared with a spouse or common-law partner. Over 500 families benefit from this tax credit annually.

These changes will increase the benefits from the credit by $0.4 million, from $1.3 million to $1.7 million annually.

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FOURTH TAX RATE ON TAXABLE INCOME ABOVE $170,000

(2016/17 revenue impact: $13.1 million)

A new personal income tax rate of 20.9% will be applied to taxable income in excess of $170,000. This change will commence January 1, 2017 and will affect about 13,200 individuals, representing 1.9% of all Manitoba taxpayers. The other 98.1% of Manitoba taxpayers are not impacted by this new rate. The average additional annual Manitoba income tax payable by this 1.9% of Manitoba taxpayers is $5,660, which is equivalent to taxable income of $331,700.

Impact of New Rate and Bracket on High Incomes

					Change in Tax as
Taxable Income	2016 Tax		2017 Tax	Change in Tax	Percentage of Income
		(Dollars)			(Per Cent)

170,000	24,874		24,874	-	0.0
200,000	30,094		31,144	1,050	0.5
250,000	38,794		41,594	2,800	1.1
331,700	53,009		58,669	5,660	1.7
500,000	82,294		93,844	11,550	2.3
1,000,000	169,294		198,344	29,050	2.9

Taxable income is derived by deducting from total income: pension contributions, union and professional dues, child-care expenses, moving expenses, support payments, and other specified expenses and deductions such as capital and non-capital losses, capital gains and the northern residents deductions.

This change results in Manitoba having the eighth-lowest top marginal rate and the fourth-highest top income bracket.

Provincial Comparison*

	Top Marginal Rate	Rank (Lowest=1)	Top Income Bracket	Rank (Highest=1)
	(Per Cent)		(Dollars)

BC	14.70	1	106,544	8
AB	15.00	2	300,000	1
SK	15.00	2	127,430	7
NL	15.30	4	175,700	3
PE	18.37	5	98,145	10
NB	20.30	6	150,000	5
ON	20.53	7	220,000	2
MB	20.90	8	170,000	4
NS	21.00	9	150,000	5
QC	25.75	10	103,150	9

    *Based on known brackets and rates as of March 8, 2016.

This measure will generate an increase in revenue of $52.5 million (about 1.5% of personal income tax revenue) on a full-year basis. The overall fiscal impact of the new top tax rate includes an elasticity of taxable income of 0.3.

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SUMMARY OF PERSONAL INCOME TAX CHANGES

Low- and middle-income Manitobans will save $49.7 million annually, while high-income taxpayers will pay more in total by an equivalent amount. This approach is consistent with current taxpayer protection provisions in balanced budget legislation, because the net impact of the package of income tax measures is designed to redistribute taxation in a manner that does not increase the net revenue yield.

The following table summarizes the impact of the fourth tax rate and bracket, and changes to the Family Tax Benefit, Affordability Tax Credit, Charitable Donation Tax Credit and Fertility Treatment Tax Credit on personal income tax revenue.

(Millions of Dollars)
Tax Savings:
Family Tax Benefit	-30.2
Affordability Tax Credit	-19.5
Charitable Donation Tax Credit	-3.2
Fertility Treatment Tax Credit	-0.4
Subtotal: Tax Savings	-53.3
Fourth Tax Rate and Bracket	52.5
Net Fiscal Impact	-0.8

■   PROPERTY TAX MEASURES

SENIORS’ SCHOOL TAX REBATE

(2016/17 expenditure impact: +$19.4 million)

The maximum Seniors’ School Tax Rebate will increase from $470 to $2,300 for the 2016 property tax year. About 98% of senior homeowners will no longer pay school taxes on their principal residences. Less than 2,000 senior homeowners, who will fully benefit from the $2,300 Rebate, are projected to continue to pay some school tax in 2016.

The province will include an insert on the Rebate in the 2016 property tax statement mailings. Seniors can apply for the Rebate after they receive their property tax statement. Rebate applications can be submitted online, by fax, mail or courier to the Manitoba Tax Assistance Office – Seniors’ School Tax Rebate.

The estimated school tax savings for senior homeowners in 2016 is $47.8 million.

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■  BUSINESS TAX MEASURES

SMALL BUSINESS INCOME LIMIT

(2016/17 revenue impact: -$0.8 million)

The small business income limit eligible for the small business corporation income tax rate will be increased from $450,000 to $500,000 on July 1, 2017 benefitting 3,600 small businesses. Budget 2015 increased the income limit from $425,000 to $450,000 on January 1, 2016.

Canadian-controlled private corporations that qualify for the small business deduction pay a Manitoba corporation income tax rate of 0%.

The estimated additional full-year savings for corporations is $6.6 million.

SMALL BUSINESS VENTURE CAPITAL TAX CREDIT

(2016/17 revenue impact: -$0.2 million)

The Small Business Venture Capital Tax Credit is extended by three years from December 31, 2016 to December 31, 2019.

This non-refundable 45% income tax credit targets corporate and individual Manitoban investors who acquire equity capital in emerging enterprises that require larger amounts of capital than community ownership can provide. Credits earned in a year but unused can be carried back three years or carried forward ten years to offset Manitoba income tax otherwise payable in any of those years.

Manitobans are also encouraged to invest in Manitoba businesses through:

●	the 45% Community Enterprise Development Tax Credit

●	the 45% Employee Share Purchase Tax Credit

●	the 30% Mineral Exploration Tax Credit

●	the 15% Labour-Sponsored Funds Tax Credit

The extension is estimated to reduce annual income tax revenue by $0.9 million on a full-year basis.

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■  CONTACTS FOR FURTHER INFORMATION

For information on any of the above tax measures, contact:

Fiscal Research Division,	Telephone	204-945-3757
Manitoba Finance	Fax	204-945-5051
	e-mail	feedbackfin@gov.mb.ca

Manitoba Tax Assistance Office,	Seniors’ School Tax Rebate
Manitoba Finance	Telephone	204-945-7555 in Winnipeg
	Toll-free	1-855-893-8266
	Fax	204-948-1515
	e-mail	seniorsrebate@gov.mb.ca

General Inquiries
	Telephone	204-948-2115 in Winnipeg
	Toll-free	1-800-782-0771
	Fax	204-948-2263
	e-mail	tao@gov.mb.ca

For further information on government programs, individuals can contact Manitoba Government Inquiry by calling 204-945-3744 in Winnipeg or toll-free 1-866-626-4862.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 1

Backgrounder A

INTERJURISDICTIONAL COMPARISON OF TAXES,

TAX REDUCTIONS, AND COSTS FOR

FAMILIES AND BUSINESSES

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CONTENTS

MANITOBA FAMILIES	A3

MANITOBA INCOME TAX SAVINGS FOR TYPICAL TAXPAYERS	A6

MANITOBA BUSINESS ENVIRONMENT	A7

INTERJURISDICTIONAL COMPARISON OF MANUFACTURING BUSINESS COSTS AND TAXES	A8

MANITOBA TAX CREDITS, 2015/16	A13

MANITOBA TAX EXPENDITURES, 2015/16	A15

INTERPROVINCIAL COMPARISON OF TAX RATES	A18

FEDERAL AND MANITOBA INCOME TAX RATES, 2016/17	A18

PERSONAL TAX REDUCTIONS	A20

COMPARISON OF TAXES AND BASIC HOUSEHOLD COSTS	A22

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 3

¢  MANITOBA FAMILIES

More than 94 tax-relief measures have been introduced since Budget 2000. An average Manitoba family with two children pay $4,596 less in income and property taxes in 2017.

Tax reductions will save this family $4,596.		Average Manitoba Family
Income tax savings	$2,088

The following represents an interprovincial comparison of total taxes and basic household costs, net of credits and rebates, to the national average. An average Manitoba family pays $5,600 less than the national average of $33,576.

Basic household costs include: mortgage, utilities and transportation costs.

Income tax credit savings	216
Property tax savings	2,292

Total tax savings	$4,596

Tax credits that benefit this family include the Fitness Tax Credit, the Children’s Arts and Cultural Activity Tax Credit, and the Education Property Tax Credit. The elimination of the Education Support Levy is also included.

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The following charts summarize major taxes and basic household costs for representative households.

A two-earner family of five at $75,000:
Tax reductions will save this family $4,025.
Income tax savings	$1,983
Property tax savings	2,042

Total tax savings	$4,025
When taxes and basic household costs are added together, this family will save $8,768 compared to the national average.

A two-earner family of four at $60,000:
Tax reductions will save this family $3,260.
Income tax savings	$1,475
Property tax savings	1,785

Total tax savings	$3,260
When taxes and basic household costs are added together, this family will save $4,719 compared to the national average.

A graduate at $50,000:
Tax reductions will save this graduate $5,523.
Income tax savings	$1,238
Graduate Tuition Rebate	2,500
Property tax savings	1,785

Total tax savings	$5,523
When taxes and basic household costs are added together, this graduate will save $5,863 compared to the national average.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 5

A senior couple at $60,000:
Tax reductions will save this couple $5,353.
Income tax savings	$2,704
Property tax savings	1,785
Seniors’ School Tax Rebate	864

Total tax savings	$5,353

When taxes and basic household costs are added together, this couple will save $3,809 compared to the national average, and benefit from enhanced property tax savings and the Seniors’ School Tax Rebate.

A single person with a disability at $25,000:
Tax reductions will save this individual $1,358.
Income tax savings	$908
Property tax savings	450

Total tax savings	$1,358

When taxes and basic household costs are added together, this individual will save $1,715 compared to the national average. Property tax savings are based on increases to the Education Property Tax Credit on rent.

A single parent with one child at $30,000:
Tax reductions will save this family $1,406.
Income tax savings	$956
Property tax savings	450

Total tax savings	$1,406
Property tax savings are based on increases to the Education Property Tax Credit on rent.

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¢  MANITOBA INCOME TAX SAVINGS FOR TYPICAL TAXPAYERS

The following table shows 2017 tax measures and the cumulative reductions included in Budget 2015.

	2017
Income	New Savings	Total Savings Since Budget 2000	New Savings as a Share of Total Savings	Cumulative Tax Reductions Since Budget 2000
	(Dollars)		(Per Cent)	(Dollars)
SINGLE PERSON[1]

10,000	39	226	17	2,359
20,000	78	432	18	4,053
40,000	-	780	-	9,597
70,000	-	2,048	-	25,464
100,000	-	2,247	-	28,785

FAMILY OF FOUR – ONE EARNER[1]

25,000	88	701	13	7,988
40,000	296	1,458	20	15,188
60,000	208	2,424	9	29,105
75,000	208	2,799	7	33,869
100,000	208	2,715	8	32,684

FAMILY OF FOUR – TWO EARNERS[1]

30,000	296	834	35	7,092
40,000	296	891	33	8,252
60,000	208	1,180	18	13,753
80,000	208	1,844	11	22,299
100,000	208	2,346	9	28,669

SENIOR COUPLE[2]

30,000	124	491	25	5,258
40,000	302	1,391	22	11,923
60,000	302	2,726	11	27,323
80,000	178	2,797	6	31,032

Note:	Some values may differ from previous years’ tables due to changed assumptions regarding pension income splitting and the Affordability Tax Credit.

[1]

Taxfilers in the single and family examples pay Canada Pension Plan and Employment Insurance premiums. The two-earner family pays child-care fees: one taxfiler at 60% of the total family income and the spouse at 40%. The Fitness Tax Credit and the Children’s Arts and Cultural Activities Tax Credit are claimed for one child in both family examples. Where applicable, tax payable has been reduced by the Affordability Tax Credit.

[2]	For the senior couple, both receive the Old Age Security Pension and each spouse splits private pension income in applicable tax years.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 7

¢  MANITOBA BUSINESS ENVIRONMENT

The following charts show provincial corporate income tax at $500,000 in corporate taxable income.

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¢  INTERJURISDICTIONAL COMPARISON OF MANUFACTURING BUSINESS      COSTS AND TAXES

Manitoba Finance’s model compares the tax structure and cost environment for representative smaller and larger manufacturing firms in several North American cities.

The model simulates start-up, operating, financial and taxation costs over a period of 20 years. It incorporates future unconditional changes in taxes that have been announced by the federal, provincial, state or local governments. The representative firms’ profiles have been updated using the most recent data available from Statistics Canada, local economic development boards and other public sources.

INTERJURISDICTIONAL COMPETITIVENESS

The following indicators are used to assess cost and tax competitiveness for smaller and larger manufacturing firms:

●	net cost of investment, or start-up costs (including applicable taxes);

●	payroll-related levies;

●	marginal effective tax rates;

●	pre-tax net income;

●	effective tax rates; and

●	internal rates of return.

The model uses actual costs for each city and calculates net revenue and cash flow, including start-up costs, based on the operating costs in each location1. The results for each city are compared to the overall average of all cities (100.0) for each of the indicators and presented in the charts that follow.

1   For comparison purposes, U.S. data is converted to Canadian dollars at an exchange rate of CAD1.278786 (2015 average).

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 9

NET COST OF INVESTMENT

The following charts show the costs of starting a manufacturing plant (land, buildings, machinery and equipment). Investment tax credits on capital asset purchases are included.

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PRE-TAX NET INCOME

Pre-tax net income is calculated by deducting production material costs and location-specific costs from fixed annual sales figures. Annual sales are uniform for all locations and are ramped up through the first four years of operation then fixed across the cities at $4 million for the smaller firm and $45 million for the larger firm for years five to twenty. Annual production material costs are equal to 46% of sales in a given year.

The following location-specific costs are also deducted from annual sales:

●	average manufacturing wages;

●	local utility costs for electricity;

●	interest charges on debt used to finance construction of the manufacturing plants;

●	depreciation of capital assets: building costs (which vary by city based on local construction wages), and machinery and equipment (which are assumed to be the same across all cities); and

●	employer-paid payroll related taxes, levies and health premiums.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 1 1

EFFECTIVE TAX RATES

Effective tax rates are generated by computing gross taxes as a proportion of pre-tax net income over a 20-year period, based on data available as of February 19, 2016.

The following annual taxes are taken into account:

●	corporation income taxes;

●	local property and business taxes;

●	corporation capital and U.S. franchise taxes;

●	taxes on payroll;

●	workers’ compensation premiums; and

●	statutory pension and unemployment insurance premiums.

For U.S. firms, employer-paid health premiums are also included.

The following tax expenditures that benefit the manufacturing sector are also taken into account:

●	investment tax credits;

●	tax holidays;

●	accelerated capital cost allowances; and

●	preferential tax rates.

Not included are enterprise zones, grants, and other forms of governmental and third-party financial assistance programs that are subject to an approval process.

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INTERNAL RATES OF RETURN

Overall competitiveness is compared by calculating internal rates of return, which are commonly used by businesses in making investment and location decisions. The internal rate of return for each city is calculated using start-up costs and cash flow over a 20-year period, specific to a smaller and a larger manufacturing firm, then discounted using applicable Canadian and U.S. commercial interest rates. The following charts illustrate the combined impact of taxes and costs on the internal rates of return for the representative smaller and larger manufacturing corporations in the selected jurisdictions.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 1 3

¢  MANITOBA TAX CREDITS, 2015/16

INTRODUCTION

Governments use the tax system to pursue social, cultural and economic objectives. A tax expenditure is measured as a deviation from a benchmark tax base. The expenditure can be in the form of a deduction, credit, preferential rate, deferral or exemption. Tax expenditures may target taxpayers (ex: individuals, corporations); activities (ex: farming, film production, manufacturing); property (ex: machinery, equipment); sources of income (ex: pensions); transactions (ex: RRSP contributions); or events (ex: involuntary dispositions).

ACCOUNTING FOR TAX EXPENDITURES

Certain tax expenditures are treated as departmental expenditures, which are subject to review and approval by the Legislature, and are published annually as an individual line item in the Estimates of Expenditure and in the Public Accounts.

Other tax expenditures are absorbed into revenue estimates, reducing government revenues that would otherwise have been available for various direct expenditures. Tax expenditure accounts help to enhance the transparency of program expenditures and promote public accountability for tax credits that are absorbed into tax revenue.

Public Sector Accounting Board guidelines stipulate tax expenditures that provide a financial benefit through the tax system, for a purpose other than the relief of taxes, be shown as an expense.

Credits Accounted for as Expenditure Items

2015/16
(Millions of Dollars)

Property Tax Credits*	355.8
Farmland School Tax Rebate	36.0
Film and Video Production Tax Credit	15.0
Tuition Fee Income Tax Rebate Advance	5.3
Interactive Digital Media Tax Credit	1.0
Cultural Industries Printing Tax Credit	1.1
School Tax Credit for Tenants and Homeowners (55+)	0.5
Book Publishing Tax Credit	0.7
Co-operative Development Tax Credit	0.1

TOTAL	415.5

*Includes the Education Property Tax Credit, Seniors’ Education Property Tax Credit and Seniors’ School Tax Rebate.

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LIMITATIONS OF TAX EXPENDITURE ACCOUNTING

Tax expenditure accounting has important limitations that must be considered when interpreting results. The value of each tax expenditure is estimated individually. Interactions between provisions are not taken into account. This has two effects. First, estimates for two or more tax expenditures cannot be added together to arrive at a combined value. Second, changing any one tax expenditure might affect the value of another tax expenditure. For example, changing something that is a deduction from income, such as RRSP contributions, would change reported net income. This in turn would change the value of tax credits, such as Manitoba’s Personal Tax Credit, that depend on net income. The combined value of the tax expenditures listed in the account is substantially less than the sum of the individual items.

REPORTING TAX EXPENDITURES

Manitoba’s tax expenditure accounts are separated into six sections: personal income tax, corporation income tax, health and education tax levy, retail sales tax, fuel tax and corporation capital tax. The estimates are calculated from tax assessment data provided by the Canada Revenue Agency and departmental data. The estimates provided are for the 2015/16 fiscal year.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 1 5

¢ MANITOBA TAX EXPENDITURES, 2015/16

(Millions of Dollars)
PERSONAL INCOME TAX

(a) Adjustments to Income (in accordance with tax collection agreements)
Contributions to RRSPs	159.5
Capital gains inclusion rate	144.3
Contributions to RPPs	115.9
Lifetime capital gains exemption	67.9
Social assistance, WCB, and OAS/GIS (non-taxable income)	22.2
Union dues and professional fees	21.5
Pension income splitting	20.6
Child-care expenses	18.0
Northern residents deduction	6.5
Moving expenses	1.6

(b) Non-Refundable Tax Credits (basic credits provided federally and by all provinces)

Basic personal	730.2
CPP/EI	133.5
Charitable donations	72.7
Age	34.2
Tuition fees and education amount ($400/month)	32.2
Medical expenses	32.0
Spousal	25.4
Disability	23.0
Eligible dependent	17.0
Private pension	17.0
Caregiver	1.7
Student loan interest	0.7
Infirm dependents	0.2

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(c) Other Manitoba Tax Measures	(Millions of Dollars	)

Family Tax Benefit	65.2
Tuition Fee Income Tax Rebate	51.3
Primary Caregiver Tax Credit	27.0
Foreign Tax Credit	3.3
Fitness Tax Credit (for children and young adults)	3.1
Political Contributions Tax Credit	2.2
Mineral Exploration Tax Credit	1.5
Fertility Treatment Tax Credit	1.3
Children’s Arts and Cultural Activity Tax Credit	1.0
Volunteer Firefighters’ and Search and Rescue Volunteers’ Tax Credits	0.5
Community Enterprise Development Tax Credit	0.3
Overseas Employment Tax Credit	0.2
Adoption Expenses Tax Credit	0.1
Employee Share Ownership Tax Credit	0.1
Labour-Sponsored Funds Tax Credit	0.1

CORPORATE INCOME TAX
Low rate for small business	321.6
Manufacturing Investment Tax Credit	42.8
Research and Development Tax Credit	36.8
Paid Work Experience Tax Credits	5.9
Green Energy Equipment Tax Credit	0.4
Small Business Venture Capital Tax Credit	0.3
Odour Control Tax Credit	0.1
Nutrient Management Tax Credit	0.1
Riparian Tax Credit*	–
Neighbourhoods Alive! Tax Credit*	–

HEALTH AND EDUCATION LEVY
$1.25 million exemption	164.6
Exemption for interjurisdictional common carriers	16.6

FUEL TAX
Marked gasoline and diesel	56.3
International cargo flight refunds	0.1

CORPORATE CAPITAL TAX
Elimination of general Corporation Capital Tax	145.5
Credit unions and caisses populaires exemption	14.2
Small banks and trust and loan corporations exemption	0.9
Co-operatives exemption	0.7
Capital deduction	0.2

*	Tax credit take-up is negligible.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 1 7

RETAIL SALES TAX	(Millions of Dollars	)

Personal Tax Credit	43.2
Rental Housing Construction Tax Credit	1.0
Data Processing Investment Tax Credit	0.4
Exemptions
Basic groceries	223.0
Farm machinery and repairs	58.0
Prescription drugs and medicine	30.4
Farm and organic fertilizer	30.4
Books,** free magazines and newspapers, and school yearbooks	25.0
Farm pesticides and herbicides	22.3
Medical supplies, appliances and equipment	19.9
Children’s clothing, footwear and baby supplies**	18.5
Water supplied by a municipality	17.3
Electricity used for manufacturing or mining	15.5
Natural gas for residential heating**	10.5
Custom software and computer programming	10.4
Electricity for residential heating**	8.2
Toll-free calls	8.1
Vehicle trade-ins	7.0
Direct agents and qualifying items used in manufacturing a product for sale and in mining or processing minerals	4.2
Vehicle private buy/sell refunds	4.1
Municipal exemptions (including the purchase of ambulances, fire trucks and related equipment, and gravel or sand purchased by a municipality for its own use)	2.4
Qualifying geophysical survey and explorations equipment, drill rigs and well servicing equipment used in oil and gas exploration and development	2.2
Feminine hygiene products	1.7
Mobile, ready-to-move and modular homes (point of sale reduction)	1.1
Non-prescription smoking cessation products**	0.5
Films for public broadcast	0.5
Bicycle helmets**	0.3
Qualifying geophysical survey and exploration equipment, and prototype mining equipment	0.1
Farm manure slurry tanks and lagoon liners	0.1

In some cases, new information may revise earlier estimates.

Source: Manitoba Finance, February 16, 2016

** These items, totalling $63 million, are subject to the federal Goods and Services Tax (GST).

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¢ INTERPROVINCIAL COMPARISON OF TAX RATES

Data as of March 1, 2016, applicable in 2016/17.

	BC	AB	SK	MB	ON
Personal Income Tax

Top Marginal Rate (%)[1]	14.70	15.00	15.00	20.90	20.53

Health Care Premiums ($)[2]	900	1000			900

Health and Education Tax (%)[3]				2.15	1.95

Corporation Income Tax (%)

Small	2.5	3.0	2.0	0.0	4.5

Large	11.0	12.0	12.0	12.0	11.5

Manufacturing	11.0	12.0	10.0	12.0	10.0

Small business limit ($000)	500.0	500.0	500.0	450.0	500.0

Capital Tax (%)[4]

Banks	-	-	3.25	6.00	-

Small Financial Institutions	-	-	0.70	-	-

Sales Tax (%) [5]	7.0	-	5.0	8.0	8.0

Gasoline Tax (¢/l) [6]	21.17	13.0	15.0	14.0	14.7[a]

Diesel Fuel Tax (¢/l)[7]	22.67	13.0	15.0	14.0	14.3[a]

Tobacco Tax (¢/cigarette)	23.9	25.0	25.0[a]	29.5[a]	15.48[a]

Corporation Income Tax Credits

Manufacturing (%)			5.00	10.00

Research and Development (%)	10.00	10.00	10.00	20.00	14.50

[1]	Top marginal provincial rates include surtaxes.
[2]

The health premium for BC is the maximum individual rate. The premium for ON is calculated as part of its provincial personal income tax system; maximum individual rate shown. QC levies a progressive health contribution and the prescription drug plan; maximum total individual rate shown.

[3]

MB exempts firms with payrolls of less than $1.25 million. ON provides a payroll deduction of $450,000 for employers but private sector employers with payroll more than $5 million are not eligible. QC has graduated rates for firms with payrolls under $5 million. NL exempts firms with payrolls of less than $1.2 million.

[4]

SK has a reduced tax rate for small financial institutions with less than $1.5 billion in taxable paid up capital. MB exempts small financial institutions with less than $4 billion in taxable paid up capital.

[5]	The sales tax rate is the general rate for each province. In HST provinces, it is the provincial component of the harmonized tax.

¢ FEDERAL AND MANITOBA INCOME TAX RATES, 2016/17

Personal Income Tax Rates

Canada		Manitoba
Rate	Taxable Income Range	Rate	Taxable Income Range
15.0%	$0 – $45,282	10.8%	$0 – $31,000
20.5%	$45,282 – $90,563	12.75%	$31,001 – $67,000
26.0%	$90,563 – $140,388	17.4%	$67,001 – $170,000
29.0%	$140,388 – $200,000	20.9%	over $170,000
33.0%	over $200,000

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 1 9

QC	NB	NS	PE	NL
					Personal Income Tax

25.75	20.30	21.00	18.37	15.30	Top Marginal Rate (%)[1]

1,625.00					Health Care Premiums ($)[2]

4.26				2.00	Health and Education Tax (%)[3]

					Corporation Income Tax (%)

8.0	4.0	3.0	4.5	3.0	Small

11.9	12.0	16.0	16.0	14.0	Large

11.9	12.0	16.0	16.0	5.0	Manufacturing

500.0	500.0	350.0	500.0	500.0	Small business limit ($000)

					Capital Tax (%)[4]

-	5.00	4.00	5.00	5.00	Banks

-	-	-	-	-	Small Financial Institutions

9.975	8.0	10.0	9.0	8.0	Sales Tax (%) [5]

19.2[a]	15.5[a]	15.5[a]	13.1[a]	16.5[a]	Gasoline Tax (¢/l) [6]

20.2[a]	21.5[a]	15.4[a]	20.2[a]	16.5[a]	Diesel Fuel Tax (¢/l)[7]

14.9	22.26[a]	25.52[a]	25.0[a]	23.50[a]	Tobacco Tax (¢/cigarette)

					Corporation Income Tax Credits

4.00			10.00		Manufacturing (%)

37.50	15.00	15.00		15.00	Research and Development (%)

[6]

Provincial gasoline taxes are fixed rates per litre. The rate in BC includes 6.75¢/l dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67¢/l for gasoline. Montréal has an additional levy of 3.0¢/l and QC imposes a carbon tax of 0.8¢/l on petroleum companies (it is assumed the tax is passed on to consumers). AB’s gasoline tax rate increased 4¢/l to 13¢/l on March 26, 2015 and NB’s gasoline tax rate increased 1.9¢/l to 15.5¢/l on April 1, 2015.

[7]

Provincial diesel fuel taxes are fixed rates per litre. The rate in BC includes 6.75¢/l dedicated to the BC Transportation Financing Authority and the carbon tax rates of 7.67¢/l for diesel. QC imposes a carbon tax of 0.938¢/l on petroleum companies (it is assumed the tax is passed on to consumers).

[a]	These provinces apply provincial sales tax or the provincial portion of their HST on the retail price of the good inclusive of excise taxes.

Corporation Income Tax Rates

	Canada	Manitoba

Basic Rate	15.0%	12.0%

Small Business Rate	11.0%	0.0%

Small Business Income Limit	$500,000	$450,000*

*Effective July 1, 2017, the small business income limit will be increased to $500,000.

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¢ PERSONAL TAX REDUCTIONS

Includes Personal Income Tax Reductions, Personal Income Tax Credits, Property Tax Credits and Rebates.

	Budgets 2000-2015	2016	2017	Cumulative Annual Totals
		(Millions of Dollars)
Income Tax Reductions
2000	111			111
2001	54			54
2002	15			15
2003	39			39
2005	30			30
2006	42			42
2007	120			120
2008	36			36
2010	11			11
2011	81			81
2015	3			3
2016 Outlook			53	53
SUBTOTAL	542		53	595

Property Tax Reductions[1]
2000	26			26
2001	27			27
2002	10			10
2003	19			19
2004	23			23
2005	37			37
2006	39			39
2007	46			46
2008	25			25
2009	16			16
2011	23			23
2014	22	26		48
SUBTOTAL	313	26		339

Annual Totals	855	26	53	934

Cumulative Annual Totals	855	881	934

Sums may not add due to rounding.

[1]

Reductions include the Seniors’ School Tax Rebate of $48 million, increases to the Education Property Tax Credit of $156 million, the introduction of, and increases to, the Farmland School Tax Rebate of $35 million, and reductions to the Education Support Levy (ESL), which was eliminated in 2006 (the elimination of ESL now provides annual tax savings of $145 million compared to $100 million in 2006).

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 2 1

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¢  COMPARISON OF TAXES AND BASIC HOUSEHOLD COSTS

Single Person with a disability: $25,000	BC	AB	SK	MB	ON

Provincial Income Tax	63	0	-246	-321	-470
Health Premiums	307	0	0	0	300

Subtotal PIT and Premiums	370	0	-246	-321	-170

Provincial Sales Tax	305	0	187	582	798
Carbon Tax Credit	-116	0	0	0	0

Total Provincial Taxes, Credits and Premiums	559	0	-59	261	627

Rent	10,922	12,085	10,247	8,764	12,654
Utilities	397	720	790	422	963
Public Transit	928	1,010	826	903	1,443

Total Costs	12,247	13,814	11,863	10,089	15,060

Total Taxes and Basic Household Costs (National Average $12,065)	12,807	13,814	11,804	10,350	15,688

Single Parent, One Child: $30,000	BC	AB	SK	MB	ON

Provincial Income Tax	273	0	-492	-404	-902
Health Premiums	836	0	0	0	300

Subtotal PIT and Premiums	1,108	0	-492	-404	-602

Family/Employment Tax Credits	0	-483	0	0	0
Child Benefits	0	-981	0	0	0
Provincial Sales Tax	289	0	178	553	758
Carbon Tax Credit	-231	0	0	0	0

Total Provincial Taxes, Credits and Premiums	1,167	-1,463	-314	149	155

Rent	10,922	12,085	10,247	8,764	12,654
Child Care	1,740	2,604	4,115	2,793	476
Utilities	397	720	790	422	963
Public Transit	928	1,010	826	903	1,443

Total Costs	13,987	16,418	15,978	12,882	15,536

Total Taxes and Basic Household Costs (National Average $13,890)	15,154	14,955	15,664	13,031	15,692

Sums may not add due to rounding.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 2 3

QC	NB	NS	PE	NL	Single Person with a disability: $25,000

-250	-95	417	869	672	Provincial Income Tax
722	0	0	0	0	Health Premiums

472	-95	417	869	672	Subtotal PIT and Premiums

824	1,310	903	586	794	Provincial Sales Tax
0	0	0	0	0	Carbon Tax Credit

1,296	1,216	1,320	1,455	1,465	Total Provincial Taxes, Credits and Premiums

7,858	8,041	9,598	7,820	8,832	Rent
402	612	826	954	695	Utilities
836	785	796	663	714	Public Transit

9,096	9,438	11,220	9,437	10,241	Total Costs

10,392	10,654	12,540	10,892	11,706	Total Taxes and Basic Household Costs (National Average $12,065)

QC	NB	NS	PE	NL	Single Parent, One Child: $30,000

534	-600	298	895	0	Provincial Income Tax
378	0	0	0	0	Health Premiums

912	-600	298	895	0	Subtotal PIT and Premiums

0	-250	0	0	0	Family/Employment Tax Credits
-3,162	-86	0	0	0	Child Benefits
783	1,245	858	557	979	Provincial Sales Tax
0	0	0	0	0	Carbon Tax Credit

-1,467	309	1,156	1,452	979	Total Provincial Taxes, Credits and Premiums

7,858	8,041	9,598	7,820	8,832	Rent
1,820	3,427	3,218	4,080	0	Child Care
402	612	826	954	695	Utilities
836	785	796	663	714	Public Transit

10,916	12,865	14,438	13,517	10,241	Total Costs

9,449	13,174	15,594	14,969	11,220	Total Taxes and Basic Household Costs (National Average $13,890)

Sums may not add due to rounding.

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¢  COMPARISON OF TAXES AND BASIC HOUSEHOLD COSTS

Two-Earner Family of Four: $60,000	BC	AB	SK	MB	ON

Provincial Income Tax	1,131	1,309	-326	2,289	90
Health Premiums	1,800	0	0	0	300

Subtotal PIT and Premiums	2,931	1,309	-326	2,289	390

Family/Employment Tax Credits	0	-1,408	0	0	0
Child Benefits	0	0	0	0	0
Property Taxes	3,594	2,516	2,597	3,127	3,029
Property Tax Credits	-570	0	0	-700	-95
Provincial Sales Tax	731	0	580	1,142	1,923
Gasoline Tax	635	390	450	420	441
Carbon Tax Credit	-171	0	0	0	0

Total Provincial Taxes, Credits and Premiums	7,150	2,807	3,301	6,278	5,688

Mortgage Costs	24,960	13,949	10,368	8,723	15,739
Child Care	15,972	7,956	12,789	10,296	7,969
Utilities	1,754	2,131	2,109	1,645	2,210
Auto Insurance	2,714	2,599	1,929	1,970	7,300

Total Costs	45,400	26,635	27,195	22,634	33,218

Total Taxes and Basic Household Costs (National Average $33,630)	52,550	29,442	30,496	28,912	38,906

Two-Earner Family of Five: $75,000	BC	AB	SK	MB	ON

Provincial Income Tax	1,811	1,805	244	3,426	675
Health Premiums	1,800	0	0	0	450

Subtotal PIT and Premiums	3,611	1,805	244	3,426	1,125

Family/Employment Tax Credits	0	-1,850	0	0	0
Child Benefits	0	0	0	0	0
Property Taxes	4,131	3,103	3,750	4,127	4,766
Property Tax Credits	-570	0	0	-700	0
Provincial Sales Tax	773	0	673	1,415	2,297
Gasoline Tax	635	390	450	420	441

Total Provincial Taxes, Credits and Premiums	8,580	3,448	5,118	8,688	8,629

Mortgage Costs	29,394	17,203	14,969	12,318	24,764
Child Care	24,294	17,388	17,829	13,438	12,451
Utilities	2,923	3,551	3,515	2,742	3,684
Auto Insurance	2,714	2,599	1,929	1,970	7,300

Total Costs	59,325	40,741	38,242	30,468	48,199

Total Taxes and Basic Household Costs (National Average $47,924)	67,905	44,189	43,360	39,156	56,828

Sums may not add due to rounding.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 2 5

QC	NB	NS	PE	NL	Two-Earner Family of Four: $60,000

3,919	1,460	2,685	2,888	1,966	Provincial Income Tax
1,445	0	0	0	0	Health Premiums

5,363	1,460	2,685	2,888	1,966	Subtotal PIT and Premiums

0	-250	0	0	0	Family/Employment Tax Credits
-2,979	0	0	0	0	Child Benefits
3,083	2,701	2,390	2,600	1,986	Property Taxes
0	0	0	0	0	Property Tax Credits
2,418	2,766	2,053	1,388	1,880	Provincial Sales Tax
576	465	465	393	495	Gasoline Tax
0	0	0	0	0	Carbon Tax Credit

8,461	7,143	7,593	7,269	6,327	Total Provincial Taxes, Credits and Premiums

8,586	5,834	8,346	5,025	8,953	Mortgage Costs
3,640	14,050	13,234	13,000	10,193	Child Care
2,185	3,628	3,723	4,300	3,874	Utilities
1,846	2,015	2,123	1,709	2,942	Auto Insurance

16,257	25,527	27,426	24,034	25,962	Total Costs

24,718	32,670	35,019	31,303	32,289	Total Taxes and Basic Household Costs (National Average $33,630)

QC	NB	NS	PE	NL	Two-Earner Family of Five: $75,000

6,032	2,939	3,904	3,981	3,044	Provincial Income Tax
1,545	0	0	0	0	Health Premiums

7,577	2,939	3,904	3,981	3,044	Subtotal PIT and Premiums

0	-250	0	0	0	Family/Employment Tax Credits
-3,549	0	0	0	0	Child Benefits
5,171	3,945	3,060	3,885	3,139	Property Taxes
0	0	0	0	0	Property Tax Credits
2,644	2,907	2,078	1,545	2,418	Provincial Sales Tax
576	465	465	393	495	Gasoline Tax

12,419	10,005	9,507	9,804	9,095	Total Provincial Taxes, Credits and Premiums

14,400	8,519	10,685	7,509	14,151	Mortgage Costs
5,460	21,076	20,295	19,500	15,227	Child Care
3,641	6,046	6,205	7,166	6,457	Utilities
1,846	2,015	2,123	1,709	2,942	Auto Insurance

25,347	37,656	39,308	35,884	38,777	Total Costs

37,766	47,661	48,815	45,688	47,872	Total Taxes and Basic Household Costs (National Average $47,924)

Sums may not add due to rounding.

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¢  COMPARISON OF TAXES AND BASIC HOUSEHOLD COSTS

Two-Earner Family of Four: $76,000	BC	AB	SK	MB	ON

Provincial Income Tax	2,746	3,425	2,985	5,243	2,375
Health Premiums	1,800	0	0	0	750

Subtotal PIT and Premiums	4,546	3,425	2,985	5,243	3,125

Family/Employment Tax Credits	0	-1,439	0	0	0
Child Benefits	0	0	0	0	0
Property Taxes	4,131	3,103	3,750	4,127	4,766
Property Tax Credits	-570	0	0	-700	0
Provincial Sales Tax	1,162	0	1,024	1,856	2,604
Gasoline Tax	635	390	450	420	441

Total Provincial Taxes, Credits and Premiums	9,903	5,479	8,208	10,946	10,936

Mortgage Costs	29,394	17,203	14,969	12,318	24,764
Utilities	2,923	3,551	3,515	2,742	3,684
Auto Insurance	2,714	2,599	1,929	1,970	7,300

Total Costs	35,031	23,353	20,413	17,030	35,748

Total Taxes and Basic Household Costs (National Average $33,576)	44,934	28,832	28,621	27,976	46,684

Senior Couple: $60,000	BC	AB	SK	MB	ON

Provincial Income Tax	1,348	997	1,553	2,931	1,385
Health Premiums	1,632	0	0	0	600

Subtotal PIT and Premiums	2,980	997	1,553	2,931	1,985

Property Taxes	3,594	2,516	2,597	3,127	3,029
Property Tax Credits	-845	0	0	-1,564	-465
Provincial Sales Tax	901	0	762	1,462	2,374
Gasoline Tax	423	260	300	280	294

Total Provincial Taxes, Credits and Premiums	7,053	3,773	5,212	6,237	7,217

Utilities	1,754	2,131	2,109	1,645	2,210
Auto Insurance	1,353	2,464	992	1,074	10,480

Total Costs	3,107	4,595	3,101	2,719	12,690

Total Taxes and Basic Household Costs (National Average $12,765)	10,160	8,368	8,313	8,956	19,907

Sums may not add due to rounding.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 2 7

QC	NB	NS	PE	NL	Two-Earner Family of Four: $76,000

6,075	5,288	5,800	6,007	4,632	Provincial Income Tax
1,545	0	0	0	0	Health Premiums

7,620	5,288	5,800	6,007	4,632	Subtotal PIT and Premiums

0	-136	0	0	0	Family/Employment Tax Credits
-2,339	0	0	0	0	Child Benefits
5,171	3,945	3,060	3,885	3,139	Property Taxes
0	0	0	0	0	Property Tax Credits
3,090	3,823	3,002	2,003	2,913	Provincial Sales Tax
576	465	465	393	495	Gasoline Tax

14,118	13,384	12,327	12,288	11,179	Total Provincial Taxes, Credits and Premiums

14,400	8,519	10,685	7,509	14,151	Mortgage Costs
3,641	6,046	6,205	7,166	6,457	Utilities
1,846	2,015	2,123	1,709	2,942	Auto Insurance

19,887	16,580	19,013	16,384	23,550	Total Costs

34,005	29,964	31,340	28,672	34,729	Total Taxes and Basic Household Costs (National Average $33,576)

QC	NB	NS	PE	NL	Senior Couple: $60,000
3,512	2,703	2,899	3,494	2,245	Provincial Income Tax
1,445	0	0	0	0	Health Premiums

4,957	2,703	2,899	3,494	2,245	Subtotal PIT and Premiums

3,083	2,701	2,390	2,600	1,986	Property Taxes
0	0	0	0	0	Property Tax Credits
2,571	3,308	2,437	1,690	2,653	Provincial Sales Tax
384	310	310	262	330	Gasoline Tax

10,995	9,022	8,037	8,046	7,215	Total Provincial Taxes, Credits and Premiums

2,185	3,628	3,723	4,300	3,874	Utilities
1,161	2,021	2,338	1,913	3,491	Auto Insurance

3,346	5,649	6,061	6,213	7,365	Total Costs

14,341	14,671	14,098	14,259	14,580	Total Taxes and Basic Household Costs (National Average $12,765)

Sums may not add due to rounding.

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■  COMPARISON OF TAXES AND BASIC HOUSEHOLD COSTS

     NET OF GRADUATE CREDITS AND TUITION REBATES

Graduate: $50,000	BC	AB	SK	MB	ON

Provincial Income Tax	2,179	2,831	3,520	4,434	2,228
Graduate Tuition Credit/Rebate	0	0	-2,000	-2,500	0
Health Premiums	900	0	0	0	600

Subtotal PIT and Premiums	3,079	2,831	1,520	1,934	2,828

Property Taxes	3,594	2,516	2,597	3,127	3,029
Property Tax Credits	-570	0	0	-700	-25
Provincial Sales Tax	794	0	517	1,140	1,695
Gasoline Tax	423	260	300	280	294

Total Provincial Taxes, Credits and Premiums	7,321	5,607	4,934	5,781	7,821

Mortgage Costs	24,960	13,949	10,368	8,723	15,739
Utilities	1,754	2,131	2,109	1,645	2,210
Auto Insurance	1,433	1,448	1,079	1,120	3,718

Total Costs	28,147	17,528	13,556	11,488	21,667

Total Taxes and Basic Household Costs (National Average $23,131)	35,468	23,135	18,490	17,269	29,488

Sums may not add due to rounding.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 2 9

QC	NB	NS	PE	NL	Graduate: $50,000
4,905	4,098	4,622	4,548	3,642	Provincial Income Tax
0	0	0	0	0	Graduate Tuition Credit/Rebate
822	0	0	0	0	Health Premiums

5,728	4,098	4,622	4,548	3,642	Subtotal PIT and Premiums

3,083	2,701	2,390	2,600	1,986	Property Taxes
0	0	0	0	0	Property Tax Credits
2,119	2,758	2,132	1,377	1,773	Provincial Sales Tax
384	310	310	262	330	Gasoline Tax

11,314	9,867	9,454	8,786	7,731	Total Provincial Taxes, Credits and Premiums

8,586	5,834	8,346	5,025	8,953	Mortgage Costs
2,185	3,628	3,723	4,300	3,874	Utilities
1,054	1,131	1,199	933	1,542	Auto Insurance

11,825	10,593	13,268	10,258	14,369	Total Costs

23,139	20,460	22,722	19,044	22,100	Total Taxes and Basic Household Costs (National Average $23,131)

					Sums may not add due to rounding.

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NOTES

Provincial taxes, credits and premiums, and benefits are based on current known information. Unless noted, other data has not been updated.

Auto insurance coverage includes: $2 million Third Party Liability; a $500 All Perils Deductible; accident benefits and $2 million Standard Policy Form #44 family protection coverage for those jurisdictions without no-fault injury coverage; and La Societé de l’Assurance Automobile du Québec injury protection in Montréal. Rates were provided by the Insurance Corporation of British Columbia for BC, SGI Canada for SK, and Manitoba Public Insurance (MPI) for MB. Rates for cities in other provinces are the average of the quotes from 10 private insurers providing coverage in those provinces. Discounts for second or multiple vehicles, where available, are not included in the auto insurance calculations. Rebates issued by MPI or other insurers are also excluded. Auto insurance for the 2010 Dodge Grand Caravan SE and the 2003 Chevrolet Malibu are used in these examples.

Child-care costs are based on annual parent fees paid, less subsidies, for preschool aged children, typically over two years of age and under six years of age, for 260 days or 12 months per year. MB, PE and QC are the only provinces with regulated maximum parent fees. Fees for other provinces are those obtained from provincial offices and online.

Gasoline tax is based on the annual consumption of 2,000 litres for the single-vehicle families and 3,000 litres for the two-vehicle families. The gasoline tax includes all provincial levies on gas, including carbon tax and sales tax.

Health premiums are annual premiums for hospital insurance and medical services in provinces which levy them. QC’s Prescription Drug Plan and Progressive Health Contribution are included.

Mortgage costs are based on average home prices for a detached bungalow and an executive detached two-storey from the Royal LePage House Price Survey – Fourth Quarter 2014, with one-half of the home price being financed over 25 years at a one-year closed mortgage rate of 3.2%.

Net child benefits represent provincial programs comparable to the Canada Child Tax Benefit for families with children.

Property taxes are based on the estimated taxes for a sample detached bungalow from the Saskatchewan 2015 Budget Paper “2015 Intercity Comparison of Taxes, Utilities and Housing”. Property taxes for the detached bungalow have been proportionally adjusted to arrive at taxes for the executive detached two-storey.

Provincial income tax is calculated for: a single renter with a disability and $25,000 earned income; a single parent with one preschool child who rents, and has $30,000 in total income; two family profiles with $60,000 and $75,000 of total income, respectively; and for the senior couple, both receiving the Old Age Security pension and each spouse splitting private pension income. The two family profiles include two or three preschool children, and two income earners (one spouse earns 60% of the family income, while the other spouse earns 40%). Personal non-refundable credits used include the CPP/QPP and EI contribution credits. For the single parent, child-care costs net of subsidies for each province have been deducted from income. For two-earner families, eligible child-care costs have been deducted from the income of the spouse with the lower income. Gross QC personal income tax has been reduced by the 16.5% abatement for federal income tax. Refundable sales tax credits and provincial tax reductions and rebates have been deducted from income tax payable. Property tax credits for renters are deducted from income tax, but property tax credits for homeowners are shown separately.

Rent is taken from Canada Mortgage and Housing Corporation’s October 2012 Rental Market Survey inflated to 2014 values using each province’s Consumer Price Index, and is based on the average one-bedroom apartment rent for each urban centre.

I N T E R J U R I S D I C T I O N A L   C  O M P A R I S O N   O F   T A X E S ,   T A X   R E D U C T I O N  S ,   A N D   C O S T S   F O R   F A M I L I E S   A N D   B  U S I N E S S E S   /   A 3 1

Provincial sales tax is based on an average expenditure basket for each level of total income from the “2011 Survey of Household Spending (Statistics Canada and Statistics Canada’s estimates of household income) inflated to 2014 values using each province’s Consumer Price Index.

Transit fares are based on adult monthly pass rates in effect during January 2015. The impact of the federal non-refundable public transit tax credit has reduced the cost of transit fees shown for the single individual and “single parent with one child” examples.

Utilities are based on the Saskatchewan 2015 Budget Paper “2015 Intercity Comparison of Taxes, Utilities and Housing”.

•

Home heating charges are based on an annual consumption level of 2,800 cubic metres of natural gas for a detached bungalow. Annual consumption for the detached bungalow has been proportionally adjusted for the executive detached two-storey. For the Atlantic provinces, the figures represent the BTU equivalent consumption of fuel oil.

•	Electricity charges are based on: annual consumption of 8,100 kWh for a detached bungalow; 13,500 kWh for the executive detached two-storey; and 4,584 kWh for rental units.

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U P D A T E   O N   F I S C A L   A R R A N G E M E N T S   /   B 1

Backgrounder B
UPDATE ON FISCAL ARRANGEMENTS

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CONTENTS

INTRODUCTION	B3

FEDERAL TRANSFERS TO PROVINCIAL GOVERNMENTS	B3

TRANSFERS TO PERSONS	B7

CONCLUSION	B8

APPENDIX: WHY EQUALIZATION IS IMPORTANT	B9

U P D A T E   O N   F I S C A L   A R R A N G E M E N T S   /   B 3

¢  INTRODUCTION

The federal government collects taxes from Canadians, and then distributes a large portion of those revenues to the provinces and territories through transfers to other levels of government and payments made directly to Canadians. This is a defining feature of the Canadian federation.

Federal transfer programs are important. Their design and operation can have a real impact on the lives of citizens in all provinces and territories, as well as on regional labour markets and economies. Provincial and territorial input into the workings of these programs is essential.

Over the last several years, Manitoba has expressed concerns with unilateral federal actions that have resulted, or would result, in reductions in the fairness and/or adequacy of these programs. Many of these changes continue to have negative fiscal impacts on Manitoba.

The new federal government has committed to a more open dialogue with provinces and territories, and has promised to reverse some of the previous federal government’s decisions in the interests of improving economic opportunity and security for Canadians.

¢  FEDERAL TRANSFERS TO PROVINCIAL GOVERNMENTS

For nearly a decade, Manitoba has been negatively impacted by various changes to the growth rates and allocation formulas of federal transfers, particularly the three major transfers.

MAJOR FEDERAL TRANSFERS

The major federal transfers to provinces include the Canada Health Transfer (CHT), Canada Social Transfer (CST) and Equalization. Manitoba expects to receive $3.522 billion in CHT, CST and Equalization in 2016/17.

While Manitoba has received modest increases in major transfers over the last two years, federal support to Manitoba is still relatively flat compared to 2009/10 levels. Over that period, major transfers to Manitoba have grown by less than 5% compared to 34% growth to all provinces.

The continuing reality for Manitoba is that it must serve a growing population without a corresponding increase in federal transfer levels. In fact, once population growth is considered, Manitoba’s major transfers have declined by 3.2% on a per capita basis, or $89 per person, since 2009/10, and by almost 15% when both population growth and inflation are taken into account.

In contrast, total per capita major transfers to the provinces have grown by almost 25% over the same period. Manitoba is one of only two provinces, Newfoundland and Labrador being the other, which has lower per capita major transfers than it did in 2009/10.

Manitoba’s population growth in 2015 was again among the strongest in the nation, growing by about 1.1% annually, compared to 0.85% for Canada as a whole. However, despite strong population growth, the province continues to receive a shrinking share of total federal support. Manitoba’s share of total

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In 2013, Statistics Canada released new population estimates based on the final results of Census 2011. Manitoba’s population was revised down by almost 18,000 persons compared to pre-Census 2011 estimates. Manitoba Bureau of Statistics has indicated there are significant problems with the methodology used by Statistics Canada in determining Manitoba’s final population count under Census 2011. This revision will continue to negatively impact transfer levels until data from the 2016 Census becomes available.

major federal transfers fell in 2016/17 to 5.2%, from 5.3% in 2015/16 and 6.7% in 2009/10. Major federal transfers as a share of Manitoba’s total revenue have also been on the decline, falling from 26.8% in 2009/10 to an estimated 22.9% in 2015/16.

Manitoba expects to receive $1.3 billion in CHT in 2016/17 to support investments in health care services. This amount would have been greater if not for the fact that the CHT is now allocated on a purely per capita basis. Manitoba estimates it will lose $25 million to $30 million annually because of this change to the allocation formula.

Manitoba expects to receive $482 million in CST to support provincial expenditures on post-secondary education, social assistance and social programs, and programming for children, including early childhood development, and early learning and child care. The CST has been allocated on a purely per capita basis since 2007/08. With a 3% fixed growth rate, total CST has been growing more slowly than the Canadian economy.

Federal Support to Manitoba – Major Transfers, 2009/10 to 2016/17

	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17

				(Millions of Dollars)

CHT	903	943	993	1,057	1,123	1,156	1,227	1,304
CST	392	404	418	426	440	453	467	482
Equalization	2,063	1,826	1,666	1,671	1,792	1,750	1,738	1,736
Total Transfer Protection	n/a.	175	276	201	7	n/a	n/a	n/a

Total Major Transfers	3,359	3,348	3,352	3,355	3,362	3,359	3,432	3,522

Per Capita Allocation (in dollars)	2,783	2,746	2,721	2,688	2,660	2,627	2,658	2,694

Now that both the CHT and CST are allocated on an per capita basis, Equalization is the only major federal transfer that takes into account differences in the provinces’ revenue raising capacities. This makes the Equalization Program particularly important in ensuring all Canadians have access to comparable levels of public services (see Appendix: Why Equalization is Important).

Manitoba will receive $1.7 billion in Equalization in 2016/17, down slightly from 2015/16 and $327 million less than in 2009/10. While Manitoba has seen its share of federal transfers decline over the past few years, it recognizes that Equalization entitlements have fallen, in part, because of the province’s relatively strong economic performance. That is the way the Program works. A province gets less Equalization if its own-source revenue capacity increases relative to the other provinces, which has been the case in Manitoba.

However, relatively strong economic growth is only part of the reason for the decline in Equalization payments to Manitoba. In 2009/10, the federal government unilaterally introduced a revised fiscal capacity cap and growth limits on the Program. In 2016/17, total Equalization payments will be reduced by another $3.3 billion, including a $119 million reduction in Manitoba. In total, since the constraints were implemented, Equalization entitlements have been reduced $24.1 billion nationally and by $789 million in Manitoba.

U P D A T E   O N   F I S C A L   A R R A N G E M E N T S   /   B 5

The CHT is the federal transfer designed to support provincial and territorial government expenditures on health care. Total CHT payments grew by 6% per year from 2006/07 to 2013/14 as part of the10-Year Plan to Strengthen Health Care, an agreement signed by all First Ministers in 2004.

Medium-Term Fiscal Impact of Reducing the CHT Growth Rate – Canada

	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	Total

				(Millions of Dollars)

4% Growth	37,510	39,011	40,571	42,194	43,882	45,637	47,463	296,268
6% Growth	38,232	40,526	42,957	45,535	48,267	51,163	54,232	320,911

Change	-721	-1,515	-2,386	-3,341	-4,385	-5,526	-6,770	-24,643

Medium-Term Fiscal Impact of Reducing the CHT Growth Rate – Manitoba

	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	Total

				(Millions of Dollars)

4% Growth	1,356	1,410	1,467	1,525	1,586	1,650	1,716	10,710
6% Growth	1,382	1,465	1,553	1,646	1,745	1,849	1,960	11,601

Change	-26	-55	-86	-121	-159	-200	-245	-891

Known as the “Health Accord”, the previous arrangement included increased federal support of $41 billion over 10 years. When that agreement expired, the previous government did not renew the “Accord” and made the decision to reduce its support for health care by slowing the CHT growth rate from 6% to the three-year moving average of nominal GDP beginning in 2017/18. For example, the 2015 three-year moving average of nominal GDP is 2.9% based on growth rates of 3.8%, 4.4% and 0.6% in 2013, 2014 and 2015, respectively.

Over the medium term, the lower growth rate from the move to a nominal GDP driven escalator is expected to cut annual growth in the CHT by about one-third, from the current 6% to about 4%. This is expected to reduce transfers to provinces and territories by about $25 billion, and to Manitoba by close to $1 billion from 2017/18 to 2023/24 (when the current CHT legislation is scheduled for its next review).

The cut in CHT support is happening at a time when provinces and territories are facing growing financial pressure to address population growth and ageing. In its Fiscal Sustainability Report 2015, the Parliamentary Budget Officer stated that even though current rates of growth in health spending are at their lowest level in 20 years, the provinces and territories “cannot meet the challenges of population ageing under current policy”. The

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Premiers urge the federal government to commit to increase the envelope of the Canada Health Transfer so its share of health care costs represents a minimum of 25 per cent of all health care spending by provinces and territories. This increase would help support investments in innovation and transformation of health care systems, with the objective of improving outcomes from the patient’s perspective.

Council of the Federation communiqué, July 16, 2015

planned reduction in federal support would only increase the challenge of meeting the needs of all Canadians and ensuring that vital health services are available when needed.

Canada’s Parliamentary Budget Officer estimates that because health spending will grow faster than GDP in the long term, the federal contribution to provincial health care costs through the CHT will decline steadily, from just over 20% today, to about 14% in 2050.

However, the new federal government has stated it will negotiate a new multi-year Health Accord and a long-term funding agreement with the provinces and territories to help strengthen the public health system, and improve outcomes and quality of care. It has promised to re-invest in Canada’s publicly-funded health care system, including $3 billion over the next four years for more and better home care services. Other federal priorities identified include the adoption of new digital health technology, better access to mental health services and more affordable prescription drugs.

OTHER FEDERAL TRANSFERS

In addition to the major transfer programs, of particular importance going forward are infrastructure and labour market development arrangements.

The federal government transfers about $2.5 billion each year to the provinces and territories to support skills training, and other labour market programs and services. Manitoba has raised concerns in the past with the level of funding provided by the federal government and the manner in which those funds are allocated to the provinces and territories. For example, aggregate federal funding provided under the federal-provincial Labour Market Development Agreements (LMDAs) has been fixed since 2000, so federal funding has not kept pace with inflation and population growth. Furthermore, Manitoba’s allocation has declined by about half a million dollars every year, representing a cumulative loss of over $50 million for Manitoba since 2000/01.

Investments in public infrastructure support economic growth and create jobs. Premiers called on the federal government to join them by providing additional funding beyond the Building Canada Plan, to support investment in provincial and territorial infrastructure funding priorities which will advance our economic competitiveness now and well into the future.

Council of the Federation communiqué, January 30, 2015

The federal government has committed to improving and modernizing the job training system, including rationalizing and expanding the intergovernmental agreements that support skills training. Adequate and fairly distributed federal funding will be necessary if provinces are to meet the challenges of population ageing, globalization, and ongoing structural and technical changes in the labour market.

Another area supported by federal government transfers to the provinces and territories is infrastructure. Investments in public infrastructure support economic growth and create jobs. In the five-year period starting in 2014/15, the Manitoba government committed to invest more than $5.5 billion towards core infrastructure, including roads, bridges, clean water projects and flood protection. In the 2015 Throne Speech, this commitment was extended to $10 billion over eight years.

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Manitoba expressed concerns in the past with the inadequacy of the previous federal government’s New Building Canada Plan (NBCP). The NBCP would only provide a fraction of what provinces, including Manitoba, plan to spend on infrastructure over the next several years. The federal government has committed to developing a 10-year plan to deliver significant new funding to provinces, territories and municipalities as part of its promise to nearly double federal infrastructure investment over the next decade. Based on preliminary discussions with the federal government regarding this new funding, Manitoba’s fiscal outlook reflects projected federal funding in 2016/17 and 2017/18.

¢  TRANSFERS TO PERSONS

In addition to federal funding transferred directly to provincial and territorial governments, the federal government will also transfer around $84 billion in 2015/16 (almost one-third of federal program spending) directly to persons through elderly benefits, Employment Insurance benefits and children’s benefits.

ELDERLY BENEFITS

In 2012, the previous federal government announced that it would increase the eligibility age for the Old Age Security (OAS) Program, including the Guaranteed Income Supplement (GIS), by two years, from age 65 to 67, starting in 2023. The rationale for the proposed change was that it would be necessary to ensure the sustainability of the OAS Program. However, those claims were refuted by the Parliamentary Budget Officer (PBO). In fact, according to the PBO, the OAS Program could actually be enhanced without putting the federal government’s long-term fiscal sustainability at risk (source: PBO, Federal Fiscal Sustainability and Elderly Benefits, February 8, 2012).

The new federal government has committed to cancelling the planned increase in the OAS age of eligibility. Furthermore, it has plans for several other improvements to the OAS Program, including an increase in the GIS for single, low-income seniors. It has also committed to work with provinces and territories to ensure adequate and co-ordinated support programs to address seniors’ poverty.

Another program that is vital to all Canadians, but particularly to older Canadians, is the Canada Pension Plan (CPP). The CPP is a secure, universal and fully portable public pension plan that is an important source of retirement income for virtually all Canadians. The CPP is financed by contributions from workers and employers, and is administered by the federal government.

In 2010, federal, provincial and territorial finance ministers, as co-stewards of the CPP, agreed to consider a modest, phased-in, and fully-funded enhancement to the CPP in order to increase pension coverage and adequacy. This agreement was based on research that shows some Canadians, particularly middle-income earners, are at risk of not maintaining their standard of living in retirement. Many experts agree that the current level of earnings covered by the CPP is too low, and that a modest CPP enhancement would be an effective way to strengthen Canada’s retirement income system.

The new federal government has committed to working with the provinces and territories on a process to enhance the CPP. At the December 2015 federal, provincial and territorial Finance Ministers’ Meeting, all ministers agreed to discuss a broad range of CPP enhancement options at their next meeting in June 2016, including options which target middle-income earners and consider the needs of lower-income earners.

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EMPLOYMENT INSURANCE BENEFITS

Employment Insurance (EI) is a key component of Canada’s social safety net, providing needed financial assistance to unemployed Canadians while they look for work or upgrade their skills. EI is administered by the federal government and financed through premiums paid by workers and employers. It is estimated that in 2015/16, workers and employers will pay around $23 billion into the EI program, and workers will receive around $19 billion in benefits.

Unfortunately, EI benefits are not available to a growing majority of unemployed Canadian workers. In 2015, only around 40% of unemployed Canadians on average were receiving EI benefits, compared to around 80% at the beginning of the 1990s.

It is widely noted that strategic changes to EI are necessary to ensure the program meets the labour market needs of workers and employers. A well designed and managed EI system is particularly important for workers and employers in provinces with historically low unemployment rates, such as Manitoba, Alberta and Saskatchewan, as these provinces are “net contributors” to the program (meaning they contribute more each year to EI than they receive in benefits).

The federal government has announced it will undertake a broad review of EI with a view towards better aligning the system with the realities of today’s labour market. It has also promised to reduce the EI premium rate and ensure that contributions are only used to fund EI programs.

CHILDREN’S BENEFITS

The federal government has committed to introducing a new Canada Child Benefit (CCB) in its 2016 Budget. The CCB will replace the previous federal government’s Universal Child Care Benefit (UCCB). The UCCB has been criticized because, among other things, it is not means tested so it provides the same amount to low- and high-income earners. According to the federal government, the CCB will be “more generous, tax-free, and better targeted to those who need it most” (source: Finance Canada news release, January 29, 2016). The federal government has indicated it will work with the provinces and territories to ensure a seamless and co-ordinated system of children’s benefits. It is expected this work would also consider the fiscal impacts of the CCB on the provinces and territories.

¢  CONCLUSION

While the federal government has committed to improving partnerships, there continue to be issues that require attention. For example, Manitoba continues to be negatively impacted by Statistics Canada’s Census 2011 revised population estimates. Manitoba’s Chief Statistician has identified statistical errors which resulted in an underestimate of our province’s population. As transfer payments take into account population levels this has and will continue to negatively impact payments to Manitoba unless this issue is addressed by the federal government.

As well, Manitoba continues to be negatively impacted by unilateral changes to federal transfer arrangements introduced over the past several years. Unless lifted, growth constraints placed on the major transfers will continue to make it challenging for all provinces and territories, including Manitoba, to invest in important programs and services for their citizens.

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¢  APPENDIX: WHY EQUALIZATION IS IMPORTANT

A primary objective of the Equalization Program is to address differences among provinces in terms of their ability to raise revenue.

The chart provides an overview of the various sources of revenue available to provinces to fund public services in 2016/17. It takes into account each province’s per capita fiscal or revenue-raising capacity (as measured by the Equalization Program) from natural resources and from the various tax bases typically used to raise revenue. Each province’s per capita CHT and CST revenues are included as are Equalization, Offshore Accord and Cumulative Best-of Guarantee (CBO) payments, if any.

It can be seen from the chart that the six Equalization-receiving provinces (as well as BC) have roughly similar per capita fiscal capacity.

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Backgrounder C

REDUCING POVERTY AND

PROMOTING SOCIAL INCLUSION

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CONTENTS

ALL ABOARD: MANITOBA’S POVERTY REDUCTION AND SOCIAL INCLUSION STRATEGY	C3

MEASURING PROGRESS	C3

RENT ASSIST	C5

IMPLEMENTATION UPDATE – POVERTY REDUCTION INITIATIVES IN BUDGET 2015	C6

NEW INITIATIVES	C15

APPENDIX: MANITOBA’S INDICATORS OF POVERTY REDUCTION AND SOCIAL INCLUSION	C19

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¢ ALL ABOARD: MANITOBA’S POVERTY REDUCTION

    AND SOCIAL INCLUSION STRATEGY

In 2009, Manitoba launched ALL Aboard, Manitoba’s Poverty Reduction and Social Inclusion Strategy. Two years later, in 2011, The Poverty Reduction Strategy Act was passed. Manitoba is one of four provinces and one territory with poverty reduction legislation.

Manitoba’s poverty reduction strategy is guided by the ALL Aboard Committee, which consists of cabinet ministers and community representatives. The Committee advises government on the development and implementation of poverty reduction initiatives, monitors the implementation of the strategy and facilitates community involvement in this work.

Each year, as required by The Poverty Reduction Strategy Act, the province publishes a poverty reduction Annual Report. The 2014/15 Annual Report is available at:

http://www.gov.mb.ca/allaboard/pubs/all_aboard_annual_report_2014_15.pdf

This Backgrounder provides an update on Manitoba’s progress in reducing poverty and promoting social inclusion, and reports on the implementation of initiatives from Budget 2015.

ALL Aboard Vision and

Guiding Principles

The Manitoba government:

•   envisions a future where people are socially included, connected to their communities, participating in the economy and contributing to Manitoba;

•   acknowledges that poverty is complex and goes beyond having enough money to live each day;

•   strives to create the conditions that allow people to participate fully in society as valued, respected and contributing members; and

•   believes that everyone benefits from a society that helps all individuals to participate and to prosper.

¢ MEASURING PROGRESS

The Poverty Reduction Strategy Act requires that the Manitoba government set indicators to measure progress in reducing poverty and increasing social inclusion. These 21 indicators, included in regulation since 2012, are listed in the Appendix. They cover critical areas such as low income, employment, earnings, income inequality, education, housing, labour force participation, early childhood development, health and social engagement. The data collected provide an annual picture of progress and help identify trends over time, which can be found in the ALL Aboard Annual Report referenced above.

Manitoba made steady progress in reducing rates of people living in low income until the global recession of 2008 occurred. Low-income rates increased, but are now declining once again. In 2013 (the most recent year for which data are available), 11.6% of Manitobans lived in low income, lower than the Canadian average of 12.1%. In 2013, Manitoba had the fourth-lowest low-income rate among the provinces.1 Manitoba made progress from 2012 to 2013, with an overall reduction in low income of 4.9%. In Manitoba, 9.5% fewer children lived in low income in 2013 than in 2012. The average depth of poverty also improved from 2012 to 2013.

The Canadian Centre for Policy Alternatives found that poverty (measured using the Statistics Canada after-tax low income cut offs) has dropped more dramatically in Winnipeg’s inner city than in non-inner city. The gap in low income rates between the inner city and non-inner city has narrowed considerably from a high of 28.8 percentage points in 1996 (inner city poverty rate of 47.4% and non-inner city rate of 18.6%) to 18.1 percentage points in 2011 (inner city poverty rate of 29.8% and non-inner city rate of 11.7%).2

[1]	Statistics Canada, Canadian Income Survey, CANSIM Table 206-0041, using the Market Basket Measure.
[2]	Canadian Centre for Policy Alternatives Drawing on Our Strengths: State of the Inner City Report 2015

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Manitobans are also earning more. After adjusting for the effects of inflation, average weekly earnings have increased by 6.9% since 2008, greater than the Canadian average of 6.5%.	The Manitoba government has also continued to make increases to the minimum wage, which has increased by 29.4% since 2008. During this same period, the Consumer Price Index increased by 11.8%.

Progress on Manitoba’s Poverty Reduction and Social Inclusion Strategy is measured using 21 indicators (shown in the Appendix). The Poverty Reduction Strategy Act requires that the Strategy be reviewed every five years. Manitoba is committed to work with community members, service providers, businesses and other levels of government to publish a revised Strategy in 2017. This will include collaboratively setting additional targets and timelines that will strengthen Manitoba’s poverty reduction strategy.

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¢   RENT ASSIST

In 2011 (the most recent year for which data are available), Manitoba had lower levels of core housing need (10.3% of households) compared to Canada overall (12.5% of households)1. Since 2006, the percentage of Manitoba households living in core housing has decreased from 11.3% to 10.3%. Despite this progress, access to affordable housing has remained an issue for low-income Manitobans.

Introduced in 2014, Rent Assist addresses this by providing a shelter benefit for low income Manitobans living in private rental accommodation. In December 2015, maximum Rent Assist benefits were increased to 75% of Median Market Rent for Employment Income Assistance (EIA) participants renting in the private market. Those not on EIA, renting in the private market, can receive a Rent Assist benefit that will help them afford a rental cost of up to 75% of Median Market Rent. Monthly amounts depend on income and household size. The following table notes maximum monthly shelter benefit levels for EIA participants by household type since Rent Assist was introduced in July of 2014.

Total Monthly Shelter Benefits for EIA Participants July 2014 to December 2015

Household Type	July 2014	July 2015	December 2015

		(Dollars)

Single Parent, Two Children (Ages 10 and 13)	480	525	758

Two Adults, Two Children (Ages 4 and 6)	521	566	758

Single Adult	435	460	511

Single Adult with a Disability	435	460	511

All low-income renters in the private market may be eligible for Rent Assist, whatever their source of income. Rent Assist benefits help low-income Manitobans to cover their shelter costs (fixed costs), so that more of the household budget is available for variable costs like nutritious food.

•	Approximately 22,000 EIA households renting in the private market are receiving increased shelter benefits as a result of Rent Assist.

•

Approximately 4,400 non-EIA households, renting in the private market, were receiving help for their shelter costs through Rent Assist, an estimated increase of 2,000 households or 83% since June 2014.

The following table shows current Rent Assist benefit levels for some typical Manitoba families:

Annual Rent Assist Benefits

	Minimum Wage Earners		EIA Recipients (Includes EIA Shelter Allowance)

		(Dollars)

Single Adult	652		6,132

Single Parent with One Child	4,968		9,096

Single Parent with Two Children	5,782		9,096

Two Parents with Two Children	5,122		9,096

[1]

Data on core housing need are published by the Canada Mortgage and Housing Corporation, based on information collected through Statistics Canada’s 2011 National Household Survey (excluding farm, band-owned and on-reserve private households), which is conducted every five years.

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¢  IMPLEMENTATION UPDATE – POVERTY REDUCTION INITIATIVES IN BUDGET 2015

HOUSING

2015	Invest $22 million to fully implement Rent Assist. Increase shelter benefits to EIA participants, through Rent Assist, to 75% of Median Market Rent (MMR), two years ahead of schedule.	✓

Completed. As of December 2015, maximum shelter benefits for EIA participants renting in the private market increased to 75% of MMR. Enhancements were also made to Rent Assist for other low-income Manitobans so that benefits are now available to help them afford private rental accommodations costing 75% of MMR. These will be adjusted annually to keep pace with changes in MMR.

2015	Continue progress on creating 500 new social housing units and 500 affordable housing units over three years. In 2015/16 Manitoba Housing expects to commit an additional 93 social units and 214 affordable units, with an associated cost of approximately $25 million.	✓	From April 2013 to January 2016, the Manitoba government has committed 219 social units and 310 affordable units, with an associated cost of approximately $77.7 million.[1]

2015	Invest $100 million in housing portfolio restoration and redevelopment, in addition to $34 million in maintenance and repairs to the existing stock.	✓

Manitoba Housing continues to work towards its reinvestment commitments under the Three-Year Housing Plan. From April 1, 2013 to January 31, 2016, more than $358 million had been invested in major renovations and repairs towards this commitment.

2015	Extend the Rental Housing Construction Tax Credit to 2019, which provides developers who include units with affordable rent with a tax credit of up to 8% of capital construction costs.	✓

Manitoba continues to offer this tax credit to rental housing developers. As at January 31, 2016, Manitoba Housing had received applications representing 292 affordable units and approximately $5.4 million in tax credits.[2]

[1]	Includes final and conditionally-approved commitments.

[2]	Includes projects with final tax credit certificates and projects at various earlier stages of development. Total numbers may change once projects are completed.

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HOUSING

2015

2015 Work with municipalities and community agencies to increase awareness of both minimum housing standards (liveability by-laws) and rent controls, to improve housing quality for low- income Manitobans.

✓

Provincial staff, municipalities and community agencies met throughout 2015 to address the condition of rooming houses. An education workshop series for staff who work with rooming house tenants and landlords was provided through four workshops between September and February 2016.

In October 2015, Manitoba Housing introduced the Rooming House Assistance Program, which is intended to increase the quality of rooming houses by assisting landlords with repairs, focus on basic safety, health and structural requirements of the Manitoba Fire Code, and other deficiencies that put tenants at risk.

BUILDING BLOCKS FOR EMPLOYMENT

2015

The Premier’s Advisory Council on Education, Poverty and Citizenship is partnering with the Premier’s Economic Advisory Council and the Minister’s Advisory Council on Workforce Development to leverage major infrastructure projects into opportunities to train Manitobans facing barriers to employment.

	✓	Manitoba Jobs and the Economy and the Minister’s Advisory Council on Workforce Development continue to work collaboratively with the Councils, specifically placing a focus on Aboriginal workforce development.

2015

Reaching E-Quality Employment Services (REES) will be working with up to 30 people with disabilities in receipt of EIA, to complete résumé preparation, job search workshops, pre-employment and essential skills training, as well as co-op placements with participating employers.

	✓	The REES Co-Op Project was renewed and will work with up to 40 persons with disabilities in receipt of EIA, or at risk of EIA enrolment, between February 1, 2016 and March 31, 2018.

2015

Manitoba Family Services, in partnership with The Winnipeg Foundation, St. Amant and The Ability Hub will be launching a new Building Independence pilot project, to deliver life and work-skills programming to up to 50 persons age 16 to 25 years with autism.

	✓	Provided funding of $76,000 in 2015 for the delivery of pre-employment training to young adults with Autism Spectrum Disorder. The project continues to build community capacity and strengthen relationships with employers.

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BUILDING BLOCKS FOR EMPLOYMENT

2015

Northern Construction Trades Training program – delivered in partnership with the Northern Manitoba Sector Council – will work closely with First Nations partners, the Manitoba Metis Federation, University College of the North, as well as industry and employers to continue providing pathways for Aboriginal people with limited opportunities to become apprentices in three trades: Industrial Electrician, Industrial Mechanic and Steamfitter/ Pipefitter.

		✓	Jobs and the Economy is currently in year two of the Northern Construction Trades Training program. This five-year program is being offered to 30 Aboriginal residents of northern Manitoba communities.

2015	The Building for Tomorrow youth program was offered again in 2015. This program offers youth from grades 7 to 11, and from groups under- represented in the skilled trades, an introduction to the trades and opportunities in apprenticeship.	✓

Building for Tomorrow youth camps will take place again in 2016. Camps are offered at no charge across Manitoba. They provide an opportunity for youth to engage in skilled trade learning experiences, and exploration of career opportunities in apprenticeship. Camps are offered during both summer break, and after school and weekends during the school year.

2015

Supporting Transitions to Work

●   Extending the Rewarding Work Health Plan to all EIA participants leaving EIA for employment and training.

●   New funding to support financial literacy training for EIA participants.

●   Eliminating the 135% rule so that EIA recipients can earn their way off assistance.

✓

Health Benefits: As of January 2016, Rewarding Work Health Plan benefits were extended so that all EIA participants leaving for employment can receive dental and prescription drug benefits for up to two years.

Financial Literacy: Work is underway on a Request for Proposal to engage a community partner to provide financial literacy training for EIA participants.

135% Rule: The department continues to explore and evaluate options in support of people earning their way off of assistance. With the recent enhancements to Rent Assist, and differences in their approach to calculating eligibility, some EIA participants will be much better off leaving EIA to non-EIA benefits, long before their earnings render them ineligible for income assistance. Additional investigation and analysis are underway.

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BUILDING BLOCKS FOR EMPLOYMENT

2015	A new full-time wrap-around literacy model focussed on the needs of social assistance participants was delivered at the Manitoba Jobs and Skills Development Centre in downtown Winnipeg.	✓	Program development is currently underway and the program is anticipated to begin in September 2016. Literacy classes and high school credits will be available. Located at the Manitoba Jobs and Skills Development Centre, learners in the program will be able to benefit from additional supports including jobs search, skills training and career development resources.

	Increase funds to strengthen existing programming through our network of adult literacy providers.	✓	Manitoba’s funding to adult literacy programs increased by 2.5% in 2015/16.

2015	Double Manitoba’s contribution from $60,000 to $120,000 to Recognition Counts!, a financial literacy education and flexible loans program for skilled newcomers. This will allow the program to expand into rural Manitoba.	✓

Funding for Recognition Counts! increased to $120,000, enhancing the rural outreach of program activities in Brandon, Morden, Portage la Prairie, Steinbach and Winkler, and strengthening the ongoing relationship with Manitoba Start (Winnipeg).

2015	Investing $250,000 per year for the next three years, to begin implementation of the Manitoba Social Enterprise Strategy, to promote training and work opportunities for low-income Manitobans.	✓

Jobs and the Economy recently entered into a three-year contract with the Canadian Community Economic Development Network – Manitoba (CCEDNet-MB) to begin implementation of the Social Enterprise Strategy, investing $250,000 per year over the next three years.

	Doubling Manitoba Housing’s purchasing from social enterprises to a range of $10 million to $14 million annually, within three years.	✓	Manitoba Housing is on track to double its contracted spending with social enterprises, as committed within the Manitoba Social Enterprise Strategy and Budget 2015. Manitoba Housing projects its annual expenditure increasing to approximately $10.5 million by 2017/18.

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EARLY CHILDHOOD DEVELOPMENT AND PARENTING SUPPORTS

2015	Providing $160,000 through the Community Schools Partnership Initiative to support two new parent-child programs in high-need communities to help improve child educational outcomes.	✓	Two family outreach co-ordinator projects have been implemented for the 2015/16 school year, in the Louis Riel School Division and the School District of Mystery Lake.

The province has announced that an additional $80,000 will be provided to support an additional family outreach co-ordinator, in a cluster of three school sites for the 2016/17 school year.

2015	Committing to 900 newly-funded child-care spaces and continued support for higher wages for the child-care workforce.	✓	There were 900 newly-funded child-care spaces in 2015/16.

		✓	The province provided $1 million in wage enhancement grant funding to long-term early childhood educators.

		✓	Operating grants were increased by 2%, effective January 1, 2016, in support of increased wages for early childhood educators.

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EARLY CHILDHOOD DEVELOPMENT AND PARENTING SUPPORTS

2015	Supporting the Manitoba Early Learning and Child Care (ELCC) Commission, which will investigate system redesign, including looking at ways to make the early learning and child-care system more universally accessible.	✓

Manitoba’s ELCC Commission explored ways to redesign the province’s ELCC system and create more universally accessible care for Manitoba families. The Commission’s report outlines proposals in the areas of governance, access, quality and data collection. The province is committed to using the Commission’s report as a road map toward creating a universally accessible ELCC system, including 12,000 new licensed spaces.

2015	Renewing the $500,000 investment in The Winnipeg Boldness Project, in support of innovative early childhood development initiatives for children and families in the Point Douglas community.	✓

The renewed funding was matched again by $500,000 from the J.W. McConnell Family Foundation, with continued progress in innovating community-driven early childhood development (ECD) initiatives in Point Douglas.

2015	Early Childhood Development: New ECD hubs in areas of high need.	✓	ECD strategy announced February 18, 2015, including commitment for new ECD hub at Immigrant and Refugee Community Organization of Manitoba Inc. Isabel in early 2016.

2015	Launching a new $2 million Child and Youth Mental Health (CYMH) Strategy.	✓

Launched in May 2015, the CYMH Strategy includes early childhood development and parenting supports, such as Towards Flourishing and Seeds of Empathy.

A new website (StressHacks) for child and youth mental health navigation (ages 10-24 years) was launched in October 2015.

Construction is underway on a new $7 million youth mental health and addictions crisis unit in Thompson.

A commitment of $90,000 to provide trauma-informed mental health supports to refugee youth (including those displaced by the conflict in Syria) was announced in November 2015.

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YOUTH

2015	Introducing a new Manitoba youth jobs strategy to help young people gain valuable work experience and connect to employment.	✓

Manitoba’s new First Jobs Strategy was announced in June 2015. The Strategy includes $2.5 million in new funding to be directed towards the recent graduate wage subsidy program ($1.5 million) and the Manitoba First Jobs Fund ($1 million), including a commitment of $90,000 for war-affected youth (including those displaced by the conflict in Syria).

2015	Enhancing the Co-op Education and Apprenticeship Tax Credits, with a new stream of support for high school students, providing employers with a refundable tax credit worth 25% of eligible wages, up to a maximum credit of $5,000.	✓

The Paid Work Experience Tax Credits (formerly the Co-op Education and Apprenticeship Tax Credits) was enhanced to encourage employers to provide youth with more paid work and job-training experiences. The credit was expanded in 2015 to secondary students enrolled in vocational programs, and the credit for employing a secondary student apprentice was increased to match the credit for vocational programs (25% of wages and salaries, up to $5,000 per student). The credit for employing a post-secondary co-op education student was increased to 15% of wages and salaries up to $5,000, and the credit for employing a post-secondary co-op graduate was increased to 15% of wages and salaries up to $2,500 per year, for up to two years.

INCOME SUPPORTS AND TAX CREDITS

2015

In 2015, Manitoba doubled the Seniors’ School Tax Rebate (Rebate) to $470 from $235, which will result in almost 24,000 senior homeowners having their school taxes fully covered by the Education Property Tax Credit and the Rebate. In 2016, Manitoba will increase the Rebate to a maximum of $2,300.

		✓	The Seniors’ School Tax Rebate will be fully implemented when the annual limit is increased to $2,300 for the 2016 tax year. Approximately 2% of senior homeowners (fewer than 2,000) are projected to continue to pay some school tax in 2016.

2015	Increasing the Primary Caregiver Tax Credit from $1,275 to $1,400.	✓

Beginning in 2015, the Primary Caregiver Tax Credit maximum annual amount increased by 10%, from $1,275 to $1,400. This increase provides an estimated $2.2 million annually in additional credits to more than 11,000 volunteer primary caregivers.

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FOOD SECURITY

2015

Increasing funding to school nutrition programs delivered by the Child Nutrition Council of Manitoba by $200,000, for in-school and after-school healthy food programs for children who need it most. Funds will be used to engage with high-need schools not currently offering a nourishment program, and increase funding to existing programs that have the capacity and ability to either make the program available to more students and/or provide food on more days.

✓

Funding increased by $200,000 in 2015.

School nourishment programs delivered by Child Nutrition Council of Manitoba supported over 200 school meals and snack programs across Manitoba, reaching over 20,000 students in 2015/16. This includes the Vegetable and Fruit Snack program in 44 after-school sites, involving 1,900 students.

2015	Building all-weather roads for year-round access to formerly isolated communities through the East Side Road Authority (ESRA), by continuing to build towards Berens River for 2019.	✓

ESRA is on track to completing the all-weather road to Berens River by 2019. ESRA is also working with the other isolated communities on the east side of Lake Winnipeg, as they undertake the preliminary works for the design and construction of roads to their communities. By January 2016, ESRA had created over 1,100 jobs for local residents under the tendered and Community Benefits Agreement construction works, and has invested over $110 million in the Community Benefits Agreement works with First Nations.

2015	Supporting remote Manitoba communities to gain better access to healthy foods by developing a retail food subsidy to offset the costs of healthy foods in ten of Manitoba’s most remote communities, including several First Nations communities. This will complement Manitoba’s promotion of local food social enterprise development in northern communities.	✓

The Affordable Food in Remote Manitoba (AFFIRM) program targets ten northern communities not currently eligible for the full federal Nutrition North Canada subsidy, and where there is no year-round road access. In October 2015, the AFFIRM retail subsidy was implemented in seven remote communities that have existing retailers. AFFIRM lowers the price of milk, fresh vegetables and fresh fruits at participating retailers. Three of these remote communities do not have retailers that sell milk, fresh vegetables or fruit (Pikwitonei, Ilford/War Lake and Thicket Portage). Alternative solutions for increasing food access in these three communities are being explored as part of the AFFIRM program.

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ACCESSIBLE, CO-ORDINATED SERVICES

2015	Through the Non-Profit Organization (NPO) Strategy, reducing the administrative burden for more non-profit organizations, allowing them to focus on serving people in need, and new supports for Aboriginal organizations working with families.	✓

The NPO Strategy has been expanded, providing more organizations with multi-year funding, and multi-departmental funding agreements. An additional $500,000 was provided to strengthen the administrative capacity of five Aboriginal organizations working with families.

The NPO Strategy now includes more than 170 organizations receiving funding from one or more provincial departments.

2015	Expanding the Citizens’ Bridge program to northern Manitoba in 2015, which helps people to establish bank accounts and personal identification, in addition to obtaining a driver’s license.	✓

In 2015, Manitoba Jobs and the Economy, and Manitoba Public Insurance partnered to augment existing employment programs in northern Manitoba to include adult driver training in an effort to help address specific barriers to employment, and increase overall employability of Aboriginal and other low-income residents.

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■   NEW INITIATIVES

MAKING OUR INCOME TAX SYSTEM MORE FAIR

The 2016 Economic and Fiscal Outlook includes several important new changes to the taxation system, which will help to reduce poverty and promote social inclusion.

•

The Manitoba Family Tax Benefit, a Manitoba income tax offset, will be increased in 2017. The Benefit, which targets low-and middle-income Manitobans, will increase by 20% in 2017, benefiting 320,000 individuals, or 47% of all taxpayers. The estimated tax savings is $30.2 million.

•

The Affordability Tax Credit (formerly the Personal Tax Credit) for low- and middle-income families will also be increased in 2017. The Affordability Tax Credit, which is income-tested to target benefits to low- and middle-income households, will increase by 20% starting in 2017, benefiting 306,000 households, representing over 60% of all Manitoba households.

•

The Fertility Treatment Tax Credit will be enhanced, starting in 2016. The credit rate will be increased from 40% to 50%, and the maximum annual medical expense limit eligible for the credit will be increased from $20,000 to $30,000. Fertility preservation treatments and procedures will qualify for a 75% credit, and cell storage costs related to such treatments will be eligible for a 100% credit. The estimated benefits total $400,000.

PREVENTION FUND

Manitoba recognizes the importance of investments in prevention, especially for infants and young children. Existing programs, such as Manitoba’s Prenatal Benefit, the Families First Program, the Winnipeg Boldness Project (supporting innovative early childhood development initiatives for children and families in Winnipeg’s Point Douglas community) and early learning and child care, have demonstrated the effectiveness of this approach, and this is supported by research from other parts of Canada and around the world.

•

A new Prevention Fund will be created, with an initial investment of $30 million, to support increased investment in innovative, evidence-based prevention initiatives. This is in addition to $5 million in new resources being provided to enhance prevention programs in Manitoba Children and Youth Opportunities.

The province recognizes the additional burden of poverty and chronic disease borne by Indigenous Manitobans. Indigenous communities must be full partners in our efforts to support families.

SUPPORTING FIRST NATIONS COMMUNITIES

•

Manitoba is committed to supporting the Freedom Road, an all-season road for the Shoal Lake 40 First Nation. Winnipeg’s drinking water comes from Shoal Lake. Manitoba has committed $10 million to this tripartite project.

•

Manitoba is also committed to helping First Nations communities secure access to affordable electricity. Support for Aki Energy will allow the expansion of its geothermal energy program to a total of six First Nations, and create green jobs and lower utility bills for on-reserve housing. Aki Energy will also work with three other communities to install two biomass projects, and a pilot project for roof-top solar energy.

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FOCUSING ON EDUCATION

•

Manitoba’s Skill Build Shops Fund – a $30 million capital commitment to employment and training opportunities for young people will ensure there are no wrong doors between high school, post-secondary education and the workforce.

•

Increased funding of $1.7 million to support students with special needs has been announced. The province will also invest $10 million in new capital supports for schools to build life-skills classrooms for students with special needs, and to improve accessibility in schools.

•	The province has announced more than $2 million in targeted funding to support community schools and inner-city students, including:

¡	$670,000 (to increase all community school funding to $100,000);

¡	$240,000 to fund family outreach co-ordinators at community schools; and

¡	$900,000 in targeted funding for inner-city students in the Winnipeg School Division.

•	The province has announced new funding to support Indigenous and First Nations students in public schools including:

¡	providing $500,000 in new funding to provide transition supports for students leaving First Nations schools to attend public schools;

¡	providing $500,000 to increase funding to the Aboriginal Academic Achievement Grant that helps Indigenous students with literacy, numeracy, and culturally appropriate learning; and

¡

increasing funding to $375,000 to support the Martin Aboriginal Education Initiative, and pilot a model school for First Nations students, which incorporates traditional languages and targeted literacy supports.

•

An investment of $5 million has been announced to support an Indigenous Success Fund at the University of Manitoba. This will provide scholarships and bursaries, assist in establishing earlier connections with Indigenous youth through mentorship and outreach programs, and facilitate the transition from high school.

•	Increasing Access to Post-Secondary Education, through:

¡	$276,000 to increase access supports for Indigenous, newcomer, and marginalized students;

¡	$450,000 for Assiniboine Community College’s internationally educated licensed professional nurse program; and

¡

Enhanced flexibility to universities to match funding support for more students through both the $2.25 million Manitoba Graduate Scholarship and the $4.5 million Manitoba Scholarship Bursary Initiative, as well as provide supports to the Queen Elizabeth II Diamond Jubilee Scholarships Program.

•	As part of the province’s response to the Truth and Reconciliation Commission, support for Indigenous culture and programming at universities and colleges will be increased, including:

¡	$1 million in capital support for the National Centre for Truth and Reconciliation at the University of Manitoba;

¡	$350,000 to provide each college and university with funding to support Indigenous culture on campus;

¡	$610,000 for the new Masters of Social Work in Indigenous Knowledge at the University of Manitoba;

¡	$150,000 to support a Native Studies program at Brandon University.

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•

Support for the North End Trades Discovery Initiative (a partnership among Skills Canada Manitoba, the Community Education Development Association (CEDA), the Winnipeg School Division, and the Manitoba government) has been announced. Manitoba’s funding of $78,000 over two years will help students from Winnipeg’s north end to learn about the skilled trades and gain first-hand experience.

EARLY CHILDHOOD DEVELOPMENT AND PARENTING SUPPORTS

•

Increased investments in family resource centres, of up to $1.5 million per year, have been announced. In support of a special initiative of the United Way of Winnipeg, the province will match donations to enhance supports to family resource centres and women’s centres, to help parents living in areas with highest needs over a five-year period.

YOUTH

•	As part of the Child and Youth Mental Health Strategy, new provincial investments of over $1 million have been announced, including:

¡

Investing in a new, clinically trained, community-based intervention and outreach team (IOT) that will provide long-term, integrated clinical and service supports for children and youth up to 15 years of age who have highly complex needs, along with supports for their families;

¡

Increasing the capacity of teen mental health care at the Elmwood Teen Clinic, Sisler Teen Clinic, Access Norwest and Mount Carmel Clinic, as well as resource support for Youville Teen Clinic and Aboriginal Health and Wellness Centre.

•

Through the First Jobs Fund, Manitoba will provide up to $1.35 million in increased funding to 13 community-based organizations, offering job readiness programming for youth ages 15 to 29 years, who face barriers to employment.

•

The province is supporting the Spence Neighbourhood Association to open a twenty-four hour safe space for at-risk youth, with $380,000 over three years. With support from the City of Winnipeg, youth in this community will have a safe place to on Fridays, Saturdays, and school holidays.

•

Funding has been announced for 10 non-profit sport and recreation organizations, sport associations, and community facilities. These programs help children and youth in Manitoba’s Northern, Parkland and Interlake regions with access to improved sport, recreation, youth mentoring, and community drop-in facilities.

•

Under the Manitoba Community Cooperative Strategy, $25,000 will be provided to support the Student Co-op Program at Children of the Earth and R.B. Russell schools located in Winnipeg’s inner-city. The youth mobilizer position will transition the Student Co-op Program from pilot to a sustainable program that is supported by a formal curriculum specifically adapted to Aboriginal students.

FOOD SECURITY

•

A new Commercial Community Kitchen Food Enterprise Program will make cost-shared funding available for the purchase and installation of new equipment in eligible facilities. To be eligible, these community kitchens must be operated by non-profit community organizations, and be inspected by Manitoba Health.

•	In January 2016, the province announced increased funding for school breakfast and snack programs delivered by the Child Nutrition Council of Manitoba, in the amount of $450,000.

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WELCOMING AND SUPPORTING NEWCOMERS

•	Manitoba has announced investments to support programs for newcomer youth. Programs and funding will include:

¡	$90,000 to provide trauma-informed mental health supports to refugee youth, including those displaced by the conflict in Syria.

¡	$90,000 through Manitoba’s new First Jobs Strategy for employment readiness and supports for war-affected youth.

¡	$60,000 to Immigrant and Refugee Community Organization of Manitoba’s Homework Education for Youth program (started in 2011).

¡	$30,000 to the Summer Internship program offered by CanU Canada (a pilot project in 2015).

•

Manitoba has announced $1.6 million in funding to ensure good transitions into the classroom for children of refugee families, including a focus on English as an Additional Language (EAL) and after-school programs to improve integration and school outcomes. These investments will help schools receive and assess refugee children; provide increased funding for EAL students; increase funding for the Intensive Newcomer Support Grant, a targeted grant for refugee and war-affected children; and support the Peaceful Village/Manitoba School Improvement Program.

•

Manitoba has announced increased support for settlement and integration programs, including $200,000 in humanitarian assistance. This funding will boost local settlement work through settlement agencies, private sponsorships, health services for refugees, supports for youth and employment.

IMPROVING ACCESS TO PUBLIC SERVICES

•	The Manitoba Telehealth program will be expanded to 16 new sites in rural communities, improving access to specialized care for rural Manitobans.

•

Manitoba has announced a new, all-in-one personal identification card, which will replace existing drivers’ licenses and Manitoba Health cards. This will provide secure photo identification to low-income Manitobans who may not necessarily have had access to proper identification.

•

Manitoba is establishing a universal newborn hearing screening program, to ensure early diagnosis of hearing loss in infants. The province has announced funding of more than $3 million to develop and implement the program.

SUPPORTING SOCIAL ENTERPRISES

•

Manitoba has established a new $10-million loan fund to support social enterprises. This funding will help employment-focused social enterprises gain access capital with flexible loan financing – including start-up, operating or emergency loans, and loan guarantees.

•

Funding for the successful Brandon Energy Efficiency Program (BEEP) has been renewed for four years. BEEP provides lower-income people with experience in the skilled trades, while also making local buildings more environmentally friendly.

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¢  APPENDIX:

      MANITOBA’S INDICATORS OF POVERTY REDUCTION AND SOCIAL

      INCLUSION

	Indicator	Source of Information

1	Total units of social and affordable housing supported by Manitoba Housing and Renewal Corporation	Manitoba Housing and Community Development

2	New households served through Manitoba Housing and Renewal Corporation programs and services (excluding those entering social housing)	Manitoba Housing and Community Development

3	Households in core housing need	Canada Mortgage and Housing Corporation

4	Sense of community belonging	Statistics Canada (Canadian Community Health Survey)

5	High school graduation rates	Manitoba Education and Advanced Learning

6	Participation in adult learning programs	Manitoba Multiculturalism and Literacy

7	Employment rate	Statistics Canada (Labour Force Survey)

8	Average weekly earnings	Statistics Canada (Labour Force Survey)

9	Minimum wage rate	Manitoba Labour and Immigration

10	Low income rate	Statistics Canada (Canadian Income Survey)

11	Income inequality	Statistics Canada (Canadian Income Survey)

12	Post-secondary education participation	Statistics Canada (Labour Force Survey – custom tabulation)

13	Early Development Instrument scores	Manitoba Children and Youth Opportunities

14	Availability of child care	Manitoba Family Services

15	Number of children in care	Manitoba Family Services

16	Teen birth rates	Manitoba Health, Healthy Living and Seniors, and Statistics Canada (Vital Statistics – custom tabulation)

17	Potential years of life lost by income quintile	Manitoba Health, Healthy Living and Seniors

18	Prevalence of chronic diseases by income quintile	Manitoba Health, Healthy Living and Seniors

19	Average monthly number of persons receiving co-ordinated home care services	Manitoba Health, Healthy Living and Seniors

20	Continuity of physician care	Manitoba Health, Healthy Living and Seniors

21	Number of people using ACCESS centres	Manitoba Family Services, and Manitoba Health, Healthy Living and Seniors

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Backgrounder D

BUILDING A STRONGER MANITOBA –

AN EXTENSION OF MANITOBA’S

CORE INFRASTRUCTURE PLAN

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CONTENTS

INTRODUCTION	D3

INFRASTRUCTURE AND ECONOMIC STIMULUS	D3

THE FIVE-YEAR PLAN TO BUILD A STRONGER MANITOBA	D4

EXTENDING THE CORE INFRASTRUCTURE PLAN	D5

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¢  INTRODUCTION

In 2014, Manitoba released its Five-Year Plan to Build a Stronger Manitoba (core infrastructure plan). This $5.5 billion plan recognized that Manitoba’s core infrastructure, built largely in the 1950s and 60s during a period of significant federal nation building, was becoming worn, aged, and outdated and required sustained levels of significant investment.

The federal government introduced an economic stimulus plan in 2009 that relied heavily on advancing significant infrastructure work across the country. The federal stimulus plan began to wind down in 2012, but Manitoba recognized that the economy was still fragile and that infrastructure renewal could continue to both stimulate and lay the foundation for a strong provincial economy in the future.

In 2013, the provincial government introduced the time-limited one cent increase to the PST. The $5.5 billion core infrastructure plan committed to invest more than the revenue raised from the additional point of PST into roads, highways, flood protection and municipal infrastructure, and provided a reporting mechanism for accountability as the plan progressed, which included independent analysis from the Conference Board of Canada.

Progress has been made in the first two years of the core infrastructure plan, thanks in large part to collaboration with Manitoba’s heavy construction industry, which has risen to the challenge in delivering historic numbers of projects each year.

The global economy continues to remain fragile and investments in infrastructure will continue to stimulate the economy. Phase two of the core infrastructure plan to build a stronger Manitoba, with a commitment to invest $10 billion by 2022, is outlined beginning on page D5.

¢   INFRASTRUCTURE AND ECONOMIC STIMULUS

The Conference Board of Canada provided an analysis of the first phase of Manitoba’s core infrastructure plan and indicated that that it would provide “an important stimulus to the provincial economy, generating employment and household and business incomes”.

Investments in core infrastructure stimulate the provincial economy, generate employment, and increase household and business incomes. In addition, infrastructure projects boost productivity over the long term. The Conference Board of Canada analysis of the Manitoba government’s five-year core infrastructure plan indicates that in the period from 2014 to 2018, it will:

•   lift overall real GDP by $6.3 billion, or 2%;

•   create a total of 58,900 person-years of employment;

•   add $1,100 annually to the average real income of working-age Manitobans;

•   boost exports by $5.4 billion;

•   generate $1.4 billion in retail sales; and

•   add over 2,000 housing units to the economy.

Source: Conference Board of Canada, The Economic Impact of Manitoba’s Infrastructure Investment Program

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¢  THE FIVE-YEAR PLAN TO BUILD A STRONGER MANITOBA

PARTNERSHIP WITH INDUSTRY

The original core infrastructure plan included a number of significant commitments to the construction industry, recognizing that the amount of pavement to be laid and bridges to be repaired each year would be challenging to deliver in Manitoba’s short construction season. In order for industry to expand to meet the growing demand, predictable and stable funding was critical. The funding commitment of $5.5 billion in the plan provided that stability for industry.

But the plan also recognized that efficient delivery of projects depended upon a number of initiatives that would enhance co-operation between government and industry. The government made the following commitments, each of which has been fulfilled and which have ensured that Manitobans get value for their tax dollars:

•	Provide a detailed, multi-year project plan this spring and update every year for industry planning purposes.

•	Release a tender schedule early, each fall that indentifies projects planned for the following construction season.

•	Bundle projects, where appropriate, to reduce the number of tenders and create efficiencies in project planning and administration.

•	Continue to explore innovative tender and project delivery techniques to get the best return on each dollar invested.

•	Meet regularly with industry to improve co-operation and help industry grow its workforce with expanded apprenticeship and training opportunities.

Investments in core infrastructure in 2014/15 supported major projects and road renewal including:

•   Trans-Canada Highway – $66.14 million

•   Perimeter Highway – $26.52 million

•   Highway 75 – $25.30 million

•   Highway 6 – $33.50 million

•   Highway 10 – $31.69 million

•   Highway 12 – $25.47 million

•   Highway 16 – $15.45 million

•   Highway 83 – $24.46 million

•   East Side Road Network – $80 million

Source: Manitoba government, Manitoba’s Core Infrastructure Investments 2014/15 Annual Report

THE FIRST TWO YEARS OF THE PLAN (2014/15 – 2015/16)

In the first year of the plan, over $1 billion was invested, more roads were paved and bridges rebuilt than ever before in Manitoba’s history.

This unprecedented level of investment exceeded the government’s PST commitment by $28 million representing more than a 40% increase from the $729 million invested in 2012, the base year prior to the one cent on the dollar increase to the PST. Although the second year is not yet complete, the 2015/16 forecast expenditures are estimated at $1.12 billion, exceeding the PST commitment by $52 million, for a total of $80 million in excess of that commitment over the first two years of the plan.

ECONOMIC IMPACTS

The Conference Board of Canada has analyzed the economic impacts of the first year of the plan (2014/15), and the results, demonstrate the significant impact the infrastructure investments are having on Manitoba’s economy. The strongest output increases were in the construction, manufacturing and transportation sectors.

• Boost to the economy – $1.31 billion GDP increase • Boost to provincial exports – $699 million • Boost to retail sales – $225 million

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•	Jobs for families generated – 9,755

•	Increase in personal disposable income – $523 million

Although the Conference Board of Canada has yet to report on the 2015/16 fiscal year, the forecasted expenditures of $1.12 billion are anticipated to lead to similar economic gains.

¢  EXTENDING THE CORE INFRASTRUCTURE PLAN

BY THE NUMBERS

In the 2015 Speech from the Throne, government committed to the next phase of its Five-Year Plan to Build a Stronger Manitoba, by extending the core infrastructure plan three years and increasing investment by $4.5 billion to a total of $10 billion.

This $10 billion commitment is outlined in the following table:

			Core Infrastructure Plan
		2013/14	2014/15	2015/16	2016/17	2017/18	Future**	8 Year
	Base	Actual	Actual	Forecast	Projection	Projection	Years	Total
				(Millions of Dollars)

Roads, Highways and Bridges	478	533	696	771	757	816	3,615	6,655
Flood Protection	21	78	64	61	55	80	585	845
Municipal Infrastructure*	230	256	277	285	288	305	1,345	2,500

Planned Investment	729	867	1,037	1,117	1,100	1,201	5,545	10,000

Base Funding Level		729	729	729	729	729	2,916	5,832
1 Point PST Commitment		190	275	284	295	307	1,337	2,498

Investment Commitment		919	1,004	1,013	1,024	1,036	4,253	8,330

Less: Federal Cost-sharing		(23)	(5)	(52)	(316)	(304)	-	(677)

Net Investment Over/(Under) Commitment								993

* Building Manitoba Fund net of transit operating grants

** The plan will be updated in future years to reflect federal cost-sharing

Manitoba is projecting federal infrastructure funding in the coming two years as part of the federal initiative to stimulate the economy. The extended plan continues to be flexible enough to accommodate federal funding, while meeting the commitment to invest the equivalent of the one-point increase in the PST and further enhancing economic stimulus.

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ROADS, HIGHWAYS AND BRIDGES ($6.7 BILLION)

The original core infrastructure plan profiled some of the major infrastructure projects that support Manitoba’s vision as a trade hub for Canada, North America and the world with emphasis on the major trade corridors designated as part of the National Highway System.

This vision for a modern transportation network links CentrePort Canada to the world with the reconstruction of the southwest perimeter and with new interchanges to make traffic flow more efficient.

Another major project included in the original plan was the all-weather road on the east side of Lake Winnipeg. The East Side Road is a major initiative that will ensure all Manitobans, including the 34,000 residents on the east side of the lake, are able to benefit from the province’s economic growth.

The extension of the core infrastructure plan continues to support this vision with further investments in major projects such as the Trans-Canada Highway, highways 75, 6, 10 and 16, the Perimeter Highway, and Headingley and St. Norbert bypasses.

The planned initiatives are anticipated to align well with the federal government’s renewed commitment to infrastructure funding for the National Highway System and its commitment to build an inclusive Canada.

While the focus is on the renewal and the modernization of the primary highway system, the renewal of Manitoba’s provincial road system is also included in the plan. These secondary, arterial roads link communities and help access the full potential of Manitoba’s economy.

FLOOD PROTECTION ($845 MILLION)

The original plan committed to major projects like the rehabilitation of the Portage Diversion and Shellmouth Dam, as well as enhanced protection for Brandon and support for community dikes. The next major flood infrastructure projects to be undertaken in Manitoba are the Lake Manitoba and Lake St. Martin outlets, and Lake Manitoba Basin.

Recommendations from the Assiniboine River and Lake Manitoba Basins Flood Mitigation Study identified $1 billion worth of significant flood protection projects to be undertaken over the next decade. The extension of the core infrastructure plan will help ensure these projects are completed.

MUNICIPAL INFRASTRUCTURE ($2.5 BILLION)

The original plan identified that more than $1.5 billion would be dedicated to municipal roads, clean water, active transportation and other important municipal infrastructure. The extended plan increases that amount by $1 billion.

Investments will continue to support new and renewed roads in Winnipeg, as well as municipal roads and bridges across Manitoba. They will also support water and wastewater treatment facilities, rapid transit, and municipal infrastructure renewal through federal cost-shared initiatives.

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For further information:

Manitoba’s Core Infrastucture Investments – 2014/15 Annual Report http://www.steadygrowth.ca/english/wp-content/uploads/sites/2/2015/09/manitoba-infrastructure-investments-2014-15.pdf

The Conference Board of Canada – Manitoba’s Infrastucture Invesment http://www.steadygrowth.ca/english/wp-content/uploads/sites/2/2014/03/conference_board_of_canada_report.pdf

The Conference Board of Canada – Manitoba Government Infrastructure Investment Spending in Fiscal 2014-15 http://www.steadygrowth.ca/english/wp-content/uploads/sites/2/2015/09/infrastructure-investment-spending-fiscal-2014-15.pdf

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